UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒                            Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under Rule 14a-12

ManTech International Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box)

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined.):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

12015 Lee Jackson Highway

Fairfax, VA 22033-3300

April 28, 2006

Dear Stockholder:

You are cordially invited to attend the 2006 Annual Meeting of Stockholders of ManTech International Corporation, which will be held at The Hyatt Fair Lakes, 12777 Fair Lakes Circle, Fairfax, VA 22033, on Tuesday, June 6, 2006, at 11 a.m. (EDT).

We have provided details of the business to be conducted at the meeting in the accompanying Notice of Annual Meeting of Stockholders, proxy statement and form of proxy. We encourage you to read these materials so that you may be informed about the business to come before the meeting.

Your participation is important, regardless of the number of shares you own. In order for us to have an efficient meeting, please sign, date and return the enclosed proxy card promptly in the accompanying reply envelope. You can find additional information concerning our voting procedures in the accompanying materials.

We look forward to seeing you at the meeting.

Sincerely,

George J. Pedersen

Chairman of the Board and Chief Executive Officer

12015 Lee Jackson Highway

Fairfax, VA 22033-3300

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD JUNE 6, 2006

The 2006 Annual Meeting of Stockholders (the Annual Meeting) of ManTech International Corporation, a Delaware corporation (the Company), will be held at The Hyatt Fair Lakes, 12777 Fair Lakes Circle, Fairfax, VA 22033, on Tuesday June 6, 2006, at 11 a.m. (EDT), for the following purposes, as more fully described in the proxy statement accompanying this notice:

1.	To elect nine persons as directors of the Company, each to serve for a term of one year, or until their respective successors shall have been duly elected and qualified;

2.	To approve the adoption of our 2006 Management Incentive Plan;

3.	To ratify the appointment of Deloitte & Touche LLP to serve as the Company’s independent auditors for the fiscal year ending December 31, 2006; and

4.	To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

Stockholders of record at the close of business on April 14, 2006 are entitled to notice of and to vote at the Annual Meeting. A complete list of stockholders eligible to vote at the Annual Meeting will be available for examination by our stockholders before the Annual Meeting. The list of stockholders will also be made available during the ten days prior to the Annual Meeting, between the hours of 9 a.m. and 5 p.m. (EDT), at the offices of the Company at 12015 Lee Jackson Highway, Fairfax, VA 22033-3300.

You are cordially invited to attend the Annual Meeting in person. Whether or not you expect to attend the Annual Meeting, your vote is important. To assure your representation at the Annual Meeting, please sign and date the enclosed proxy card and return it promptly in the accompanying reply envelope, which requires no additional postage. Should you receive more than one proxy because your shares are registered in different names and addresses, each proxy should be signed and returned to assure that all your shares are voted.

The accompanying proxy statement and form of proxy are first being sent or given to our stockholders on or about April 28, 2006.

By Order of the Board of Directors

George J. Pedersen

Chairman of the Board and Chief Executive Officer

Fairfax, Virginia

April 28, 2006

IT IS IMPORTANT THAT YOU COMPLETE AND RETURN THE

ENCLOSED PROXY CARD PROMPTLY

12015 Lee Jackson Highway

Fairfax, VA 22033-3300

PROXY STATEMENT FOR

2006 ANNUAL MEETING OF STOCKHOLDERS

The Board of Directors of ManTech International Corporation (the Board) solicits the accompanying proxy to be voted at the 2006 Annual Meeting of Stockholders (the Annual Meeting) to be held on Tuesday, June 6, 2006, at 11 a.m. (EDT), at The Hyatt Fair Lakes, 12777 Fair Lakes Circle, Fairfax, VA 22033, and at any adjournments or postponements thereof.

The mailing address of our principal executive offices is 12015 Lee Jackson Highway, Fairfax, VA 22033-3300. This proxy statement, the accompanying Notice of Annual Meeting of Stockholders and the enclosed proxy card are first being sent or given to our stockholders on or about April 28, 2006.

PURPOSES OF THE MEETING

At the Annual Meeting, we will ask you to consider and act upon the following matters:

1.	The election of nine persons as directors of the Company, each to serve for a term of one year, or until their respective successors shall have been duly elected and qualified;

2.	The approval of the adoption of our 2006 Management Incentive Plan;

3.	The ratification of the appointment of Deloitte & Touche LLP to serve as the Company’s independent auditors for the fiscal year ending December 31, 2006; and

4.	The transaction of such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

GENERAL INFORMATION

Record Date and Shareholders Entitled to Vote

Record Date.    Our Board has fixed the close of business on April 14, 2006 as the record date for purposes of determining stockholders entitled to receive notice of and to vote at the Annual Meeting (the Record Date). Only stockholders of record as of the Record Date will be entitled to vote at the Annual Meeting.

Our Common Stock.    We have two classes of outstanding stock: our Class A Common Stock and our Class B Common Stock. As of April 5, 2006, a total of 33,298,590 shares were outstanding: 18,233,997 shares of Class A Common Stock and 15,064,593 shares of Class B Common Stock. Holders of Class A Common Stock are entitled to one vote for each share of Class A Common Stock they hold on the Record Date. Holders of Class B Common Stock are entitled to ten votes for each share of Class B Common Stock they hold on the Record Date.

Stockholder List.    We will make a complete list of stockholders eligible to vote at the Annual Meeting available for examination during the ten days prior to the Annual Meeting. During such time, you may visit us at our principal executive offices during ordinary business hours to examine the stockholder list for any purpose germane to the Annual Meeting.

Voting Requirements and Other Matters

Quorum.    The holders of a majority in voting power of the common stock entitled to vote at the Annual Meeting must be present, either in person or by proxy, to constitute a quorum for the transaction of business at the Annual Meeting. In accordance with Delaware law, we will count abstentions and broker non-votes for the purpose of establishing a quorum, but we will not count them as votes cast on such matters.

Broker Non-Votes.    A broker non-vote occurs when a stockholder that owns shares in “street name” through a nominee (usually a bank or a broker) fails to provide the nominee with voting instructions, and the nominee does not have discretionary authority to vote the shares with respect to the matter to be voted on, or when the nominee otherwise fails to vote the shares.

How to Vote Your Shares.    You can only vote your shares at the Annual Meeting if you are present either in person or by proxy. If you vote by mail and return a complete, signed and dated proxy card, your shares will be voted in accordance with your instructions. You may specify your choices by marking the appropriate box and following the other instructions on the proxy card.

•	With respect to the election of directors, you may (i) vote “For” all of the nominees, or (ii) “Withhold Authority” with respect to some or all of the nominees.

•	On all other matters, you may (i) vote “For” a proposal, (ii) vote “Against” a proposal, or (iii) “Abstain” from voting on a proposal.

If you vote by mail and you return a proxy card that is not signed, then your vote cannot be counted. If the returned proxy card is signed and dated, but you do not specify voting instructions, your shares will be voted “For” each proposal, in accordance with the Board’s recommendations.

Voting ESOP Shares.    Stockholders who are current or former employees participating in our Employee Stock Ownership Plan (ESOP) and have shares of our stock allocated to their account as of the Record Date have the right to direct Fidelity Management Trust Company, the plan trustee, how to vote those shares. Fidelity Management Trust Company will vote the shares allocable to each participant’s account in accordance with the participant’s instructions. If the participant does not send instructions in a proper manner, or if the instructions are not timely received, the trustee will not vote the shares allocable to the participant’s account.

Vote Required—Election of Directors.    If a quorum is present, the nine nominees for director who receive a plurality of the votes cast at the Annual Meeting, either in person or by proxy, will be elected. Because a plurality vote is required, broker non-votes will not affect the outcome of the vote on this matter—they are treated as neither votes for nor votes against the election of directors.

Vote Required—Approval of Stock Option Plan.    If a quorum is present, the approval of the amendment to our Management Incentive Plan requires at least a majority of the votes cast at the Annual Meeting, either in person or by proxy. Abstentions will have the same effect as a vote against this proposal, because abstentions on this proposal, although treated as present and entitled to vote for purposes of determining the total pool of votable shares, do not contribute to the affirmative votes that are needed to approve the proposal. Broker non-votes, however, are excluded from the pool of votable shares, and because they will be treated as unvoted for purposes of this proposal, will have the effect of neither a vote for nor a vote against the adoption of our 2006 Management Incentive Plan.

Vote Required—Ratification of Auditors.    If a quorum is present, the ratification of the appointment of Deloitte & Touche LLP to serve as our independent auditors for the fiscal year ending December 31, 2006 requires at least a majority of the votes cast at the Annual Meeting, either in person or by proxy. Abstentions will have the same effect as a vote against this proposal, because abstentions on this proposal, although treated as present and entitled to vote for purposes of determining the total pool of votable shares, do not contribute to the affirmative votes that are needed to approve the proposal. Broker non-votes, however, are excluded from the pool of votable shares, and because they will be treated as unvoted for purposes of this proposal, will have the effect of neither a vote for nor a vote against the ratification of Deloitte & Touche LLP to serve as our independent auditors.

Other Business at the Meeting.    We are not aware of (and have not received any notice with respect to) any business to be transacted at the Annual Meeting other than as described in this proxy statement. If any other matters properly come before the Annual Meeting, George J. Pedersen and Robert A. Coleman, the named proxies, will vote the shares represented by proxies on such matters in accordance with their discretion and best judgment.

Ownership by Insiders.    As of April 5, 2006, our directors and executive officers beneficially owned an aggregate of 15,447,655 shares of Class A Common Stock and Class B Common Stock (such number includes shares of common stock that may be issued upon exercise of outstanding options and warrants that are currently exercisable or that may be exercised prior to June 4, 2006), which constitutes approximately 46.4% of our outstanding common stock and 89.4% of the voting control of common stock entitled to vote at the Annual Meeting.

Tabulation of Votes.    Mr. Joseph Cormier, our Vice President of Investor Relations, has been appointed inspector of elections for the Annual Meeting. Mr. Cormier will separately tabulate the affirmative votes, negative votes, abstentions and broker non-votes with respect to each of the proposals.

Announcement of Voting Results.    We will announce preliminary voting results at the Annual Meeting. We will disclose the final results in the first quarterly report on Form 10-Q that we file with the Securities and Exchange Commission (SEC) after the Annual Meeting.

Revoking Your Proxy.    If you execute a proxy pursuant to this solicitation, you may revoke it at any time prior to its exercise by doing any one of the following:

•	delivering written notice to our Corporate Secretary at our principal executive offices;

•	executing and delivering a proxy bearing a later date to our Corporate Secretary at our principal executive offices; or

•	voting in person at the Annual Meeting.

To be effective, our Corporate Secretary must actually receive your notice or later-dated proxy before the Annual Meeting, or the Inspector of Elections must receive it at the Annual Meeting prior to the vote. Please note, however, that your attendance at the Annual Meeting without further action on your part will not automatically revoke your proxy.

Solicitation.    The Board is making this solicitation of proxies on our behalf. In addition to the solicitation of proxies by use of the mail, our officers and employees may solicit the return of proxies by personal interview, telephone, email or facsimile. We will not pay additional compensation to our officers and employees for their solicitation efforts, but we will reimburse them for any out-of-pocket expenses they incur in their solicitation efforts.

We will request that brokerage houses and other custodians, nominees and fiduciaries forward our solicitation materials to beneficial owners of our common stock that is registered in their names. We will bear all costs associated with preparing, assembling, printing and mailing this proxy statement and the accompanying materials, the cost of forwarding our solicitation materials to the beneficial owners of our common stock, and all other costs of solicitation.

PROPOSAL 1—ELECTION OF DIRECTORS

General Information

During 2005, the Board held ten meetings. Our Board is currently comprised of nine members. Each current member’s term expires at the Annual Meeting (subject to the election and qualification of his successor, or his earlier death, resignation or removal).

The Board has nominated each of the nine persons named below to serve as a director until the 2007 Annual Meeting of Stockholders (or until his successor has been duly elected and qualified, or until his earlier death, resignation or removal). Each nominee is a current member of the Board, has agreed to stand for election and serve if elected, and has consented to be named in this proxy statement.

Substitute Nominees

If, at the time of or prior to the Annual Meeting, any nominee is unable to be a candidate when the election takes place, or otherwise declines to serve, the persons named as proxies may use the discretionary authority provided to them in the proxy to vote for a substitute nominee designated by the Board. At this time, we do not anticipate that any nominee will be unable to be a candidate for election or will otherwise decline to serve.

Vacancies

Under our Amended and Restated Bylaws, the Board has the authority to fill any vacancies that arise, including vacancies created by an increase in the number of directors or vacancies created by the resignation of a director. Any nominee so elected and appointed by the Board would hold office for the remainder of the term of office of all directors, which term expires annually at our annual meeting of stockholders.

Information Regarding the Nominees for Election as Directors

The name of each nominee for election as director, and certain additional information with respect to each nominee concerning his principal occupation, other affiliations and business experience during the last five years, are set forth below.

Nominees for Election as Director

Name	Age	Director Since	Committees
George J. Pedersen	70	1968	Executive (Chair)
Richard L. Armitage	60	2005	None
Barry G. Campbell	64	2002	Audit (Chair), Compensation, Executive, Nominations, and Retirement Plan
Robert A. Coleman	46	2006	None
Walter R. Fatzinger, Jr.	63	2002	Audit, Compensation (Chair), Executive, and Retirement Plan (Chair)
David E. Jeremiah	72	2004	Compensation
Richard J. Kerr	70	2002	Audit and Nominations
Stephen W. Porter	67	1991	Nominations (Chair)
Dr. Paul G. Stern	67	2004	Audit

George J. Pedersen.    Mr. Pedersen is a co-founder of ManTech International, Chairman of the Board of Directors and Chief Executive Officer of the Company. Mr. Pedersen has served as a director of ManTech since 1968 and was appointed Chairman of the Board of Directors in 1979, adding the position of Chief Executive Officer in 1995. Mr. Pedersen was also President of the Company from 1995 until 2004. Mr. Pedersen has served on the board of directors of GSE Systems, Inc. since 1994 and was an executive employee of GSE from 1999 to 2002. Mr. Pedersen is chairman of the board of directors for the Institute for Scientific Research, Inc., a not-for-profit corporation that performs research and advanced development of software and related technologies, including research for NASA. Mr. Pedersen is on the board of directors of the National Defense Industrial Association (NDIA), the Institute for Scientific Research, Inc., and the Association For Enterprise Integration (AFEI), three industry associations.

Richard L. Armitage.    Mr. Armitage has served as a director of ManTech since 2005. From 1995 to 2001, Mr. Armitage served on our Advisory Board. Since 2005, Mr. Armitage has served as President of Armitage International, L.C., which provides multinational clients with critical support in the areas of international business development, strategic planning, and problem-solving. From 2001 through 2005 he served as the Deputy Secretary of State, and prior to that assignment, he was President of Armitage Associates, L.C., a world-wide business and public policy firm. Beginning in the late 1980’s, Mr. Armitage held a variety of high-ranking diplomatic positions, including as Presidential Special Negotiator for the Philippines Military Bases Agreement; as Special Mediator for Water in the Middle East; as a Special Emissary to Jordan’s King Hussein during the 1991 Gulf War; and as an Ambassador, directing U.S. assistance to the new independent states of the former Soviet Union. Mr. Armitage has received numerous U.S. military decorations and has been awarded the Department of Defense Medal for Distinguished Public Service four times, and has received the Presidential Citizens Medal and the Department of State Distinguished Honor Award. Mr. Armitage currently serves on the board of directors of ConocoPhillips, a NYSE-listed international, integrated energy company.

Barry G. Campbell.    Mr. Campbell has served as a Director of ManTech since 2002. From 1999 to 2001, Mr. Campbell served as a director, President and Chief Executive Officer of Allied Aerospace Industries, Inc., a Virginia-based aerospace and defense engineering firm. From 1993 to 1998, Mr. Campbell served as a Vice President of Tracor, Inc. and from 1997 to 1998 served as Chairman and Chief Executive Officer of Tracor’s subsidiary, Tracor Systems Technologies, Inc.

Robert A. Coleman.    Mr. Coleman is President and Chief Operating Officer of ManTech International Corporation. Mr. Coleman was named President and Chief Operating Officer of ManTech in September 2004 and elected as a Director of the Company in March 2006. Prior to that, he was the President of ManTech’s Information Systems and Technology organization. Before joining ManTech, Mr. Coleman was the CEO and President of Integrated Data Systems Corporation (IDS), a highly regarded provider of software engineering, computer security and enterprise architecture solutions to the Intelligence Community and the Department of Defense that had revenues of approximately $40 million at the time it was acquired by ManTech. Founded by Mr. Coleman in 1990, IDS was acquired by ManTech in February 2003.

Walter R. Fatzinger, Jr.    Mr. Fatzinger has served as a Director of ManTech since 2002. Mr. Fatzinger joined ASB Capital Management, Inc., an asset management firm, in February 1999 and currently serves as Vice Chairman and director of the firm. Mr. Fatzinger served as Executive Vice President of Chevy Chase Bank, F.S.B., the parent of ASB Capital Management, Inc., from 1999 to 2002. Mr. Fatzinger currently serves on the board of directors of Optelecom Inc., a Nasdaq-listed company and a manufacturer of communications products that transport data, video and audio over the internet and fiber-optic cable.

Admiral David E. Jeremiah, USN Ret.    Admiral Jeremiah has served as a Director of ManTech since 2004. From 1994 to 2005, Adm. Jeremiah served on our Advisory Board. Since 1994, Admiral Jeremiah has served as Partner and President of Technology Strategies & Alliances Corporation, a strategic advisory and investment banking firm engaged primarily in the aerospace, defense, telecommunications, and electronics industries. Admiral Jeremiah serves on the board of directors for Alliant Techsystems, Inc., a NYSE-listed company that supplies aerospace and defense products to the government, and Todd Shipyards Corporation, a NYSE-listed company engaged in shipbuilding, ship overhaul, conversion and repair in the United States. During his military career, Adm. Jeremiah earned a reputation as an authority on strategic planning, financial management and the policy implications of advanced technology. From 1990 to 1994, Adm. Jeremiah served as Vice Chairman of the Joint Chiefs of Staff for Generals Powell and Shalikashvili.

Richard J. Kerr.    Mr. Kerr has served as a Director of ManTech since 2002. From 1994 to 2002, Mr. Kerr served as Chairman of our Advisory Board. Mr. Kerr currently is a member of the President’s Commission on Intelligence Reform. From 1996 to 2001, Mr. Kerr served as President of the Security Affairs Support Association, an organization composed of government and industry members that is focused on national security policy. Prior to that, Mr. Kerr worked at the Central Intelligence Agency for 32 years, including as Deputy Director for Central Intelligence. Mr. Kerr headed a small team that assessed intelligence produced prior to the Iraq war, at the request of the Secretary of Defense and Director of Central Intelligence. He currently serves on a commission responsible for monitoring compliance with the Belfast Treaty (Good Friday Agreement).

Stephen W. Porter.    Mr. Porter has served as a Director of ManTech since 1991. Mr. Porter is a partner with the law firm of Arnold & Porter, where he has practiced law since June 1993, focusing on real estate, tax and corporate law. Mr. Porter became a certified public accountant in 1961. Mr. Porter currently serves on the Executive Committee of the Greater Washington Board of Trade and is Chairman of the Board of the District of Columbia Chamber of Commerce. From 1992 to 1994, he served as a member of the Advisory Board of the Center for Strategic and International Studies, a non-partisan public policy institute.

Dr. Paul D. Stern.    Dr. Stern has served as a Director of ManTech since 2004. He is a partner and co-founder of each of Thayer Capital Partners and Arlington Capital Partners, private investment companies. He is also the chairman of Claris Capital Partners, a Virginia-based investment bank. Prior to joining Thayer he was a Special Limited Partner with Forstmann, Little & Company from 1993 through 1995. From 1989 to 1993, Dr. Stern served as the Chairman and Chief Executive Officer of Northern Telecom Limited. In 1981 Dr. Stern joined Burroughs Corporation (later Unisys) and rose to become President and Chief Operating Officer. During his tenure, from 1981 to 1987, the company tripled its sales, increased the market value of its equity from $1.4 billion to $5 billion, and made several strategic acquisitions which led to the formation of Unisys. He came to Burroughs-Unisys from Rockwell International Corporation, where he served as Corporate Vice President, and President, Commercial Electronics Operations. Before joining Rockwell, Dr. Stern served as the Chairman and Chief Executive Officer of Braun AG in Germany, and held numerous senior management positions with IBM. He currently serves on the board of directors of Whirlpool Corporation, a NYSE-listed manufacturer and marketer of major home appliances, and Dow Chemical Company, a NYSE-listed provider of chemical, plastic and agricultural products and services.

The Board recommends that you vote “FOR” the election of each of the director nominees listed above. All proxies executed and returned will be voted “FOR” all of the director nominees unless the proxy specifies otherwise.

Corporate Governance

Independence of Directors

The Board is comprised of a majority of directors who are independent from management. Each of our Audit Committee, Compensation Committee and Nominations Committee consists entirely of independent directors.

The Board has conducted an evaluation of director independence, based on the marketplace rules and listing standards of The Nasdaq Stock Market, Inc. (Nasdaq) and the applicable rules and regulations of the Securities and Exchange Commission (SEC). In connection with this review, the Board evaluated any banking, commercial, charitable, familial and other relationships of each director, including those relationships that are described under the caption “Certain Relationships and Related Transactions” in this proxy statement, in order to determine that our independent directors do not have relationships that could impair their independence. As a result of this evaluation, the Board has affirmatively determined that each of Messrs. Campbell, Fatzinger, Jeremiah, Kerr, Porter and Stern is “independent” within the meaning of the Nasdaq listing standards and SEC rules and regulation.

The Board determined that Mr. Pedersen, our Chairman and Chief Executive Officer, and Mr. Coleman, our President and Chief Operating Officer, are not independent because they are employed by the Company. The Board determined that Mr. Armitage is not independent because his brother-in-law is a partner with the Company’s independent auditors, Deloitte & Touche, LLP.

Additionally, in connection with its evaluation, the Board has determined that each member of our Audit Committee is independent, as director independence is specifically defined with respect to Audit Committee members under the Nasdaq listing standards and applicable SEC rules and regulations, as further explained below.

Communication with Directors

We believe that it is important for our stockholders to be able to communicate their concerns to our Board. Stockholders may correspond with any director, committee member, or the Board of Directors generally by writing to the following address: ManTech International Corporation Board of Directors, 12015 Lee Jackson Highway, Fairfax, VA 22033-3300, Attention: Jo-An Free, Corporate Secretary. Please specify to whom your correspondence should be directed. Our Corporate Secretary has been instructed to promptly forward all correspondences to the relevant director, committee member, or the full Board of Directors, as indicated in your correspondence.

Director Attendance at Annual Meeting of Stockholders

We invite all of our directors to attend our annual meeting of stockholders, and we strongly encourage all of them to do so. In furtherance of this policy, we have scheduled one of our regularly scheduled Board meetings on the same day as the Annual Meeting. In 2005, all but two of our directors attended our annual meeting of stockholders.

Code of Ethics

In November 2005, we revised our Standards of Ethics and Business Conduct, which sets forth the policies comprising our code of conduct. Our policies satisfy the SEC’s requirements for a “code of ethics” applicable to our principal executive officer, principal financial officer, principal accounting officer, controller and persons performing similar functions, as well as Nasdaq’s requirements for a code of conduct applicable to all directors, officers and employees. Among other principles, our Standards of Ethics and Business Conduct includes guidelines relating to the ethical handling of actual or potential conflicts of interest, compliance with laws, accurate financial reporting, and procedures for promoting compliance with (and reporting violations of) such standards. A copy of our Standards of Ethics and Business Conduct is available on the Corporate Governance page on our website: www.mantech.com. We are required to disclose any amendment to, or waiver from, a provision of our code of ethics applicable to our principal executive officer, principal financial officer, principal accounting officer, controller or persons performing similar functions. We intend to use our website as a method of disseminating this disclosure, as permitted by applicable SEC rules.

Attendance at Board and Committee Meetings

During 2005, each of our directors attended or participated in at least 75% of the aggregate of (i) the total number of meetings of the Board, and (ii) the total number of meetings held by all committees of the Board on which such director served (during the period that such person served as a director or member of the committee, as applicable), except for Richard L. Armitage. Mr. Armitage joined the Board in June 2005, and attended four of the six meetings held during the time he served as a director in 2005.

Committees of the Board of Directors

The Board currently has a standing Audit Committee, Compensation Committee, Nominations Committee, Retirement Plan Committee, and Executive Committee. The Board may establish other committees from time to time.

Audit Committee

We have a separately designated standing Audit Committee that was established in accordance with applicable provisions of the Securities Exchange Act of 1934, as amended (Exchange Act). All of our Audit Committee members have a working familiarity with basic finance and accounting practices. During 2005, the Audit Committee held ten meetings. The Audit Committee is currently comprised of four directors: Messrs. Campbell, Fatzinger, Kerr and Stern. Mr. Campbell serves as Chairman of the Audit Committee.

The Board annually reviews the qualifications of our Audit Committee members in light of the Nasdaq listing standards’ definition of independence for audit committee members and applicable SEC rules and regulations. For 2006, the Board has determined that each member of the Audit Committee is independent, within the meaning of the Nasdaq listing standards and applicable SEC rules and regulations.

The Board has also determined that the Company has at least one audit committee financial expert serving on the Audit Committee. The Board has identified Mr. Campbell as a member of the Audit Committee who (i) qualifies as an “audit committee financial expert” under applicable SEC rules and regulations governing the composition of the Audit Committee, and (ii) satisfies the financial sophistication requirement of the Nasdaq listing standards. Mr. Campbell is independent from management, as such term is used in Item 7(d)(3)(iv) of Schedule 14A under the Exchange Act.

The primary function of the Audit Committee is to oversee the integrity of our financial statements, our accounting and financial reporting processes, and audits of our financial statements. The Audit Committee further assists the Board in discharging its oversight responsibilities relating to: (i) our compliance with legal and regulatory requirements; (ii) our auditor’s qualifications and independence; (iii) the performance of our independent auditor; (iv) the performance of our internal audit function; and (v) our system of disclosure controls and procedures, internal control over financial reporting, and compliance with our ethical standards.

Among its authority and responsibilities, the Audit Committee:

•	has the sole authority to appoint, replace, compensate, and oversee our independent auditor;

•	pre-approves the fees and other terms of all engagements for audit and non-audit services provided by the independent auditor;

•	reviews or approves (or, as applicable, recommends to the Board approval of) financial, MD&A and other disclosure in our periodic filings and quarterly earnings releases;

•	reviews our internal control systems, audit functions, financial reporting processes and methods of monitoring compliance with regulatory matters;

•	provides a direct and open avenue of communication among the independent auditor, management, internal auditing department and the Board;

•	reviews significant accounting and reporting issues; and

•	makes reports and recommendations to the Board and our stockholders, as necessary under SEC rules, or as otherwise within the scope of its functions.

A more detailed discussion of the Audit Committee’s composition, purpose, objectives, authority and responsibilities can be found in our Fifth Amended and Restated Audit Committee Charter, adopted by the Board on October 31, 2005 (the Audit Committee Charter). We have made the Audit Committee Charter available on the Corporate Governance page on our website: www.mantech.com.

Compensation Committee

We have a standing Compensation Committee, which is currently comprised of three directors: Messrs. Fatzinger, Campbell and Jeremiah. Mr. Fatzinger serves as chairman of the Compensation Committee. All members of the Compensation Committee are “independent” directors, within the meaning of applicable Nasdaq listing standards and SEC rules and regulations. All committee members also qualify as “non-employee directors” under Section 16 of the Exchange Act, and as “outside directors” under Section 162(m) of the Internal Revenue Code. During 2005, the Compensation Committee held six meetings.

The primary functions of the Compensation Committee are to (i) oversee the determination, implementation and administration of the remuneration (including compensation, benefits, bonuses and perquisites) of all directors and executive officers of the Company, (ii) review and approve all equity compensation to be paid to other Company employees, and (iii) administer the Company’s stock-based compensation plans.

Among others, the Compensation Committee’s responsibilities include:

•	determining the compensation to be paid to the CEO and our other executive officers;

•	where appropriate, reviewing and approving goals related to executive compensation packages, establishing procedures for evaluating executive performance, annually evaluating executive performance, and annually reviewing and setting executive base salaries and other forms of executive compensation;

•	evaluating the total compensation paid to our executive officers;

•	making recommendations to the Board with respect to director compensation; and

•	making grants under, interpreting, overseeing and otherwise administering the Company’s Management Incentive Plan.

A more detailed discussion of the Compensation Committee’s composition, purpose, authority and responsibilities can be found in our Second Amended and Restated Compensation Committee Charter, adopted by the Board on February 20, 2006 (the Compensation Committee Charter). We have made the Compensation Committee Charter available on the Corporate Governance page on our website: www.mantech.com.

The Compensation Committee has also adopted, and will annually review and assess the adequacy of, a compensation philosophy, which articulates the core principles of the compensation programs for our executives. This compensation philosophy is further described in the Report of the Compensation Committee, included in this proxy statement.

Nominations Committee

We have a standing Nominations Committee, which is currently comprised of three directors: Messrs. Porter, Campbell and Kerr. Mr. Porter serves as chairman of the Nominations Committee. All members of the Nominations Committee are “independent” directors, within the meaning of applicable Nasdaq listing standards and SEC rules and regulations. During 2005, the Nominations Committee held one meeting.

The primary function of the Nominations Committee is to identify individuals qualified to become members of the Board and recommend persons for the Board to select as nominees for election to the Board.

Among others, the Nominations Committee’s responsibilities include:

•	identifying new director candidates, consistent with criteria approved by the Board;

•	reviewing and evaluating any director nominations submitted by our stockholders; and

•	evaluating incumbent directors for re-election to the Board.

A more detailed discussion of the Nominations Committee’s composition, purpose, authority and responsibilities can be found in our Nominations Committee Charter (the Nominations Committee Charter). We have made the Nominations Committee Charter available on the Corporate Governance page on our website: www.mantech.com.

The Nominations Committee has adopted a policy regarding the consideration of director candidates recommended by our stockholders (the Nominations Policy). The Nominations Policy describes the circumstances pursuant to which the Nominations Committee will consider Board candidates recommended by our stockholders. The Nominations Policy also describes the procedures to be followed by such stockholders in submitting their recommendations. We have made the Nominations Policy available on the Board Committees page on our website: www.mantech.com.

Generally, the Nominations Committee will consider candidates recommended by stockholders who beneficially own at least 1% of our outstanding stock at the time of recommendation (a Qualifying Stockholder). Qualifying Stockholders wishing to recommend candidates to the Nominations Committee may do so by submitting a completed Stockholder Recommendation of Candidate for Director Form (Recommendation Form), which is available for download via hyperlink on the Nominations Policy on our website.

The Nominations Committee generally employs the same evaluation process for all potential director nominees; however, with respect to candidates recommended by Qualifying Stockholders, the Nominations Committee will seek and consider information concerning the relationship between the candidate and the Qualifying Stockholder to ensure that the candidate can effectively represent the interests of all stockholders. The Nominations Committee evaluates all potential director nominees against an established set of qualifications, requirements and other desired criteria that have been approved by the Board. A standard vetting process, which includes interviews of the candidate and/or the candidate’s references, a conflicts check, an evaluation of potential board committee service, and an analysis of the candidate skills in the context of the current composition of the Board, is followed irrespective of the source of the candidate.

In evaluating new director candidates, the Nominations Committee may consider the integrity, character, judgment and skill of the candidate, as well as the interplay of the candidate’s experience and skills with those of the other Board members. Specifically, the Nominations Committee may consider some or all of the following factors: the candidate’s familiarity with financial and accounting practices; demonstrated understanding of the fiduciary responsibilities of a director of a public company; industry knowledge; understanding of budgetary and other federal government processes; prior senior management experience; and ability and willingness to devote adequate time to Board and/or committee activities.

Qualifying Stockholders wishing to recommend a nominee for election as director at the next annual meeting of stockholders must submit their completed Recommendation Form at least 120 days in advance of the one-year anniversary of the date of this proxy statement. The Nominations Committee will only evaluate a candidate if he or she has indicated a willingness to serve as a director and cooperates with the evaluation process.

The Nominations Committee generally identifies and attracts candidates through its own efforts, and it believes that this method has been effective. However, if in the future the Board believes it is in the best interest of ManTech to use the services of consultants or a search firm to assist with the identification and selection process, it will do so.

Retirement Plan Committee

We have a standing Retirement Plan Committee, which is comprised of two directors: Messrs. Fatzinger and Campbell. Mr. Fatzinger serves as chairman of the Retirement Plan Committee. In 2005, the Retirement Plan Committee held six meetings.

The primary function of the Retirement Plan Committee is overseeing the operation and funding of our tax qualified and nonqualified retirement plans. Among its authority and responsibilities, the Retirement Plan Committee:

•	monitors the Company’s funding policies for its retirement plans, including investments offered to participants in the Company’s 401(k) plan;

•	reviews reports on the administration of the retirement plans;

•	approves amendments to the retirement plans on behalf of the Board; and

•	makes reports and recommendations to the Board within the scope of its functions.

Executive Committee

We have an Executive Committee, which was established for the purpose of assisting the Board in fulfilling its oversight responsibilities. The Executive Committee is authorized to exercise the powers of the Board in managing the affairs of the Company during intervals between Board meetings, when Board action is necessary or desirable but convening a special Board meeting is not warranted or practical. Currently, the Executive Committee is comprised of three directors: Messrs. Pedersen, Campbell and Fatzinger. In 2005, no meetings of the Executive Committee were held, although the Executive Committee did act by unanimous written consent on four occasions.

Compensation of Directors

Cash Compensation

We do not separately compensate any director who is also our employee, either for his service as a director or his service as a member of any committee of the Board of Directors. Members of the Board and its committees are reimbursed for expenses incurred in connection with attending meetings.

The following table presents the compensation we currently pay to our non-employee directors for their service on our Board and our various Board committees:

	Annual Retainer (Director/Member)	Additional Annual Retainer (Chairperson)		Meeting Fee
Board of Directors	$25,000	N/A	(1)	$1,500 for each meeting in excess of 6 per year
Audit Committee	$10,000	$20,000		$1,500 for each meeting in excess of 4 per year
Compensation Committee	$5,000	$5,000		$1,500 for each meeting in excess of 4 per year
Nominations Committee	$5,000	$5,000		$1,500 for each meeting in excess of 4 per year
Retirement Plan Committee	$5,000	$5,000		$1,500 for each meeting in excess of 4 per year
Executive Committee	$10,000	N/A	(1)	$1,500 for each meeting in excess of 4 per year

(1)	Not applicable because the chairperson is George Pedersen, an employee director. The Company’s policy is to not compensate its employee directors for their Board service.

Grants of Non-Qualified Stock Options

We grant non-qualified stock options to our non-employee directors to purchase shares of our common stock on an annual basis, typically in conjunction with holding our annual meeting of stockholders. We also issue one-time grants of non-qualified stock options to our non-employee directors in connection with their appointment to the Board. In both cases, we set the exercise price for the options at the fair market value of our common stock at the time of grant. The options vest ratably over three years.

In 2005, we issued the following grants of stock options to our non-employee Board members:

Director	Grant Date	Shares (#)	Exercise Price
R. Armitage	6/8/2005	10,000	$28.42
B. Campbell	6/8/2005	5,000	$28.42
W. Fatzinger	6/8/2005	5,000	$28.42
R. Kerr	6/8/2005	5,000	$28.42
S. Porter	6/8/2005	5,000	$28.42
D. Jeremiah	6/8/2005	5,000	$28.42
P. Stern	6/8/2005	5,000	$28.42

Other Compensation

No member of the Board was paid any compensation for his service as a director other than the standard compensation arrangements for directors described above. However, please refer to the disclosure under the caption “Certain Relationships and Related Transactions” elsewhere in this proxy statement for a description of certain relationships between us and affiliates of certain of our non-employee directors.

REPORT OF THE AUDIT COMMITTEE

OF THE BOARD OF DIRECTORS

The Audit Committee currently consists of four members, each of whom is an “independent director” as determined by our Board of Directors, based on the current listing standards of the Nasdaq Stock Market, Inc. and the rules and regulations of the SEC. In addition, the Board of Directors determined that Mr. Barry Campbell, who serves as the chairperson of the Audit Committee, meets the qualifications of an “audit committee financial expert,” as defined by SEC rules.

A brief description of the responsibilities of the Audit Committee is set forth above, under the caption “Committees of the Board of Directors—Audit Committee.” The Audit Committee acts pursuant to a charter adopted by the Board of Directors. The Audit Committee reviews and reassesses the adequacy of the charter on a regular basis, and at least annually. If appropriate, the Audit Committee recommends changes to the Board for its approval. The Audit Committee charter was revised, and the Fifth Amended and Restated Charter of the Audit Committee was adopted by the Board, in October 2005.

As a committee, we reviewed and discussed the Company’s audited consolidated financial statements for the year ended December 31, 2005 with both management and Deloitte & Touche LLP, the Company’s independent auditors. Management has primary responsibility for the financial statements. Deloitte & Touche LLP is responsible for expressing an opinion on the conformity of the financial statements with generally accepted accounting principles.

The Audit Committee discussed with Deloitte & Touche LLP those matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as currently in effect.

Deloitte & Touche LLP provided us with the written disclosures and the letter required by the Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as currently in effect. The Audit Committee discussed with Deloitte & Touche LLP the auditor’s independence from the Company and its management, and the details of the disclosure that Deloitte & Touche LLP had provided to us pursuant to Independence Standards Board Standard No. 1.

Finally, we considered the nature and scope of the audit and non-audit services provided by Deloitte & Touche LLP to the Company, and concluded that Deloitte & Touche LLP’s provision of these services to the Company is compatible with Deloitte & Touche LLP’s independence from the Company and its management.

Based upon the reviews and discussions referred to above, we recommended to the Board of Directors, and the Board of Directors approved, the inclusion of the audited financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005, for filing with the SEC.

Dated as of March 7, 2006

The Audit Committee of the Board of Directors

Barry G. Campbell, Chairman

Walter R. Fatzinger, Jr.

Richard J. Kerr

Paul G. Stern

REPORT OF THE COMPENSATION COMMITTEE

OF THE BOARD OF DIRECTORS

The Compensation Committee of the Board of Directors currently consists of three members: Walter R. Fatzinger, Jr., Barry G. Campbell and David E. Jeremiah, each of whom is independent. The Committee is responsible for (i) overseeing the determination, implementation and administration of the remuneration (including compensation, benefits, bonuses and perquisites) of all directors and executive officers of the Company, (ii) reviewing and approving all equity compensation to be paid to other Company employees, and (iii) administering the Company’s stock-based compensation plans.

Mr. Jeremiah became a member of the Committee on February 1, 2005. All compensation decisions relating to 2005 covered in this report occurred after that date.

Executive Compensation Philosophy

ManTech operates in a very competitive, dynamic and specialized industry. We believe that in order to compete in this industry, the Company must attract and retain highly-qualified and talented executives who often possess special skills, credentials and experience. Our unique business environment also requires us to obtain the services of employees with the highest security clearances issued in the United States, and the competition for the services of these persons is intense.

Our compensation philosophy seeks to support our key objective of creating value for, and promoting the interests of, our stockholders. Our executive compensation programs provide our executive officers with competitive compensation opportunities that are based upon both the executive’s contribution to the development and financial success of the Company and the executive’s personal performance. We believe it is important that our executive compensation programs:

•	Reflect the competitive marketplace, so the Company is able to attract, retain and motivate talented executives;

•	Be tied in part to financial performance, so our executives are held accountable through their compensation for the performance of the Company and/or the business units for which they are responsible;

•	Be tied in part to the executive’s individual performance, to encourage and reflect individual contributions to the Company’s performance; and

•	Be tied in part to the Company’s long-term objectives, through grants of stock options or other stock-based compensation.

The compensation package for each executive officer is principally comprised of three elements: (i) base salary, (ii) incentive bonus and (iii) long-term stock-based incentive awards.

Base salary is set individually for each executive officer and is not targeted at a particular percentile of a group of competitors. Among other factors, base salary determinations may reflect experience, base salary in prior year, personal performance, the salary levels in effect for comparable positions within and without the industry, and internal base salary comparability considerations.

Incentive bonuses are intended to be a significant portion of total cash compensation for executive officers. The performance targets for incentive bonuses may include factors based on Company performance, business unit performance, and individual performance.

Long-term incentive awards are stock-based, based on our belief that stock ownership by our executive officers strengthens the mutuality of interests between our executive officers and our stockholders. Long-term stock-based incentive awards are intended to provide a meaningful opportunity for stock ownership by our executive officers. In making long-term incentive awards to executive officers, the Committee takes into account various individual and Company-specific factors, which may include the level of existing stock ownership by the Company’s executives.

Factors

The principal factors the Committee considered with respect to each executive officer’s compensation package for fiscal year 2005 are summarized below. The Committee may, however, in its discretion apply entirely different factors with respect to executive compensation for future years. During late 2005, the Committee engaged an independent compensation consultant to assist the Committee with carrying out its responsibilities relating to the approval of executive compensation for 2006. The Committee did not rely on information from the consultant for any fiscal year 2005 compensation decisions.

Base Salary.

The 2005 base salary for each executive officer was determined on the basis of some or all of the following factors: base salary in prior year, personal performance, the salary levels in effect for comparable positions within and without the industry, and internal base salary comparability considerations. The consideration given to each of these factors differed from individual to individual, as the Committee deemed appropriate. For the named executive officers, excluding the CEO (discussed below) and the President, the primary factors were the executive’s salary for the prior year and personal performance.

Mr. Coleman, our President and Chief Operating Officer, received a salary increase in 2005 that reflected his promotion to the position of President and Chief Operating Officer in September 2004.

Incentive Bonus.

Operated under the Management Incentive Plan, the 2005 Incentive Compensation Plan was established to provide a bonus opportunity to executive officers, payable in cash, based on satisfaction of certain pre-established performance criteria. An executive officer’s performance may be evaluated by reference to both business unit measures and Company measures, as described below.

We evaluated all of our executive officers on the basis of four Company-level objective criteria: revenue, earnings before interest and taxes (EBIT), days sales outstanding (DSO) and contract bookings. Executive officers who are not in charge of a business unit were also measured on corporate cost control.

Each executive having operational responsibility for a business unit was also measured on the basis of criteria applicable solely to the business unit for which he was responsible. The business unit criteria used varied for each such executive, based on the criteria deemed most important to the particular business unit. These business unit measures included the following: business unit revenue, business unit EBIT, business unit DSO, forecast accuracy, succession planning, teamwork contributions, contract bookings, recompetition rates, and employee retention. For executives having operational responsibility for a business unit, the business unit measures were given substantially more weight than the criteria pertaining to Company performance.

The use and weighting of the various Company and business unit measures varied among the executive officers, based on areas of responsibility and, where applicable, the performance measures deemed most appropriate for a particular business unit.

After the end of 2005, the Committee evaluated the Company’s and the various business units’ performance against the pre-established criteria. The Committee determined that some of the executive officers had earned bonuses for the 2005 year based on meeting the pre-established criteria. For those executives who had not achieved the minimum business unit performance level set in the plan, no bonuses were awarded, except for one partial bonus in the amount of $50,000 paid to a business unit President because his business unit had substantially exceeded its revenue target. Additionally, the Committee evaluated the exceptional overall performance of Mr. Renzi’s business unit, and determined that the Company would provide an additional discretionary bonus to Mr. Renzi in the amount of $100,000. Including this discretionary payment, the total 2005 bonus compensation paid to Mr. Renzi exceeded his target bonus amount by $3,000.

Long-Term Incentive Compensation.

Long-term incentives are provided through grants of stock options. The grants are designed to align the interests of each executive officer with those of the stockholders and provide each individual with a significant incentive to manage the Company from the perspective of an owner with an equity stake in the Company. Each option generally becomes exercisable in annual installments over a three-year period, contingent upon the executive officer’s continued employment with the Company. Accordingly, the option grant will provide a return to the executive officer only if the executive officer remains employed by the Company during the vesting period, and then only if the market price of the underlying shares appreciates. We grant a number of shares to our executive officers that we believe will create a meaningful opportunity for stock ownership. In making specific grants to our executive officers, the Company may consider some of the following factors: the executive officer’s current position with the Company, the base salary associated with that position, the size of comparable awards made to individuals in similar positions within the industry, the individual’s potential for increased responsibility and promotion over the option term, the individual’s personal performance in recent periods, and, if the executive officer is a President of a business unit, the performance of the business unit in recent periods. The Committee may also consider the number of unvested options held by the executive officer in order to maintain an appropriate level of equity incentive for that individual. However, the Committee does not adhere to any specific guidelines as to the relative stock or option holdings of the Company’s executive officers.

During 2005, the Committee approved the grant of stock options to the Company’s named executive officers to purchase an aggregate of 92,000 shares of Common Stock, based on the policies described above. The individual grants are shown on the Stock Option Grant table following this report.

CEO Compensation

In 2002, the Company entered into an employment agreement with Mr. George J. Pedersen, our Chairman of the Board and Chief Executive Officer (the Retention Agreement). The terms of Mr. Pedersen’s Retention Agreement provide for an annual base salary of at least $1,000,000, to be reviewed annually by us and established for the upcoming year based substantially on the same factors and general compensation policy applicable to the Company’s other executive officers, as described above. In 2005, the Company paid Mr. Pedersen an annual base salary of $1,200,000, which was the same annual base salary paid to him in 2004. For 2005, we concluded that maintaining Mr. Pedersen’s salary was appropriate.

For 2005, Mr. Pedersen participated in the 2005 Incentive Compensation Plan. The performance criteria established for Mr. Pedersen were Company revenue, Company EBIT, Company DSO, contract bookings and corporate cost controls. Mr. Pedersen and the Company met between 94% and 120% of each of the goals and averaged 100% of the total goal. We determined that under the 2005 Incentive Compensation Plan, Mr. Pedersen was entitled to a bonus of $600,000 for attaining 100% of the targeted goals. Mr. Pedersen did not receive any bonus for 2004.

Because of the level of Mr. Pedersen’s stock ownership as founder of the Company, as in prior years, the Committee determined that Mr. Pedersen would not be granted any stock options to purchase shares of the Company’s common stock during 2005.

Under the terms of his Retention Agreement, Mr. Pedersen is entitled to receive contributions to qualified and non-qualified retirement plans, insurance programs and perquisites on the same terms they have been provided in previous years, including items such as the lease of an executive type of vehicle for business and personal use, the portion of an employee’s time spent on non-corporate matters on behalf of Mr. Pedersen (including attending to chauffeur/valet services and other assistance as required from time to time), club memberships and reimbursement of the costs of certain cell phone and home telephone/fax services. During 2005, Mr. Pedersen voluntarily did not participate in the Company’s qualified retirement plans. He received a contribution of $50,000 to a non-qualified supplemental retirement plan.

The Committee has evaluated the total compensation paid to Mr. Pedersen for 2005. We believe the total compensation paid to Mr. Pedersen for 2005 was fair and reasonable based on his performance as Chairman of the Board and Chief Executive Officer and is reasonable in light of the overall performance of the Company.

Internal Revenue Code Section 162(m)

The Compensation Committee also considered the potential impact of Section 162(m) of the Internal Revenue Code of 1986, as amended (Section 162(m)). Section 162(m) disallows a tax deduction for any publicly held corporation for individual compensation exceeding $1 million in any taxable year for the Chief Executive Officer or the other four (4) most highly compensated officers, except for compensation that is performance-based under a plan that is approved by the stockholders and that meets other technical requirements. The stock options granted under the Company’s Management Incentive Plan are qualified as performance-based compensation. Bonuses paid under the 2005 Incentive Compensation Plan were generally deductible as performance-based compensation. The portion of Mr. Pedersen’s salary that exceeded the $1 million limit and about 45% of Mr. Pedersen’s bonus for 2005, as well as about 5% of Mr. Renzi’s bonus for 2005, were not deductible. The total amount of the foregone tax deductions was immaterial. We intend to pay our executives in the manner that we think is in the best interests of the Company, while taking into account the implications of Section 162(m), as appropriate.

The Committee supports the proposed amendment to the Management Incentive Plan, described in Proposal 2 in this proxy statement; if such amendment had been in effect during 2005, all of the bonuses paid for 2005 would have been deductible.

Dated as of March 7, 2006

The Compensation Committee of the Board of Directors

Walter R. Fatzinger, Jr., Chairman

Barry G. Campbell

David E. Jeremiah

Executive Compensation

The following table shows the cash compensation and certain other compensation paid to or accrued by our named executive officers for 2005. The named executive officers include (i) our Chief Executive Officer, (ii) our other four most highly compensated executive officers who were serving as executive officers at the end of 2005, and (iii) Ronald R. Spoehel who served as Director, Chief Financial Officer and Executive Vice President until his resignation on September 8, 2005.

Summary Compensation Table

		Annual Compensation			Long-Term Compensation
Name and Principal Position	Year	Salary	Bonus(5)	Other Annual Compensation(6)(7)	Securities Underlying Stock Options (#)	All Other Compensation(8)
George J. Pedersen	2005	$1,200,591	$600,000	$116,884	0	$67,757
Chairman of the Board of Directors and	2004	1,171,936	0	98,055	0	50,000
Chief Executive Officer	2003	1,095,560	500,000	146,333	0	50,000

Robert A. Coleman (1)	2005	$520,865	$300,000	$—	40,000	$6,283
President and Chief Operating Officer	2004	310,023	0	—	400,000	12,201

Kevin M. Phillips (2)	2005	$271,844	$150,000	$—	10,000	$6,152
Chief Financial Officer

Eugene C. Renzi	2005	$621,475	$633,600	$—	30,000	$6,291
Sr. Exec VP and Subsidiary President	2004	585,978	615,091	—	50,000	5,411
	2003	543,187	679,000	—	40,000	5,400

Kurt J. Snapper	2005	$405,421	$0	$—	12,000	$5,100
Sr. Corp. VP and Chief Science and	2004	359,877	88,646	—	50,000	1,760
Technology Officer (3)

Ronald R. Spoehel (4)	2005	$290,772	$136,986	$—	0	$4,000
Chief Financial Officer	2004	385,965	0	—	15,000	4,835
	2003	172,308	200,000	116,751	100,000	2,800

(1)	Mr. Coleman was promoted to President and Chief Operating Officer of the Company in September 2004. He was made an executive officer of the Company during 2004.
(2)	Mr. Phillips assumed the position of Chief Financial Officer of the Company on an interim basis on August 26, 2005, and then on a permanent basis on November 30, 2005.
(3)	Mr. Snapper was made an executive officer of the Company during 2004. Until December 2005, Mr. Snapper was also a President of one of our business units.
(4)	Mr. Spoehel resigned his position as Director, Chief Financial Officer and Executive Vice President effective as of September 8, 2005.
(5)	Bonus amounts are reported for the year in which they were earned, even though not paid until the following year (our bonus awards are typically determined in March of the succeeding fiscal year).
(6)	In accordance with his Retention Agreement, “Other Annual Compensation” for Mr. Pedersen includes the portion of the total cost to the Company of an employee’s time spent on non-corporate matters on behalf of Mr. Pedersen, which amounted to $87,496, $73,684, and $77,675 for the years 2005, 2004 and 2003, respectively; and $42,756 for certain legal fees paid on behalf of Mr. Pedersen in 2003.
(7)	“Other Annual Compensation” for Mr. Spoehel in 2003 includes $111,622 paid for relocation expenses.
(8)	All Other Compensation for 2005 consists of the following amounts: (a) matching contributions made to the Company’s 401(k) plan in the amount of $4,183, $4,052, $4,191, $3,000 and $4,000, for Messrs. Coleman, Phillips, Renzi, Snapper, and Spoehel respectively; (b) contributions under the Company’s Employee Stock Ownership Plan in the amount of $2,100 for each of Messrs. Coleman, Phillips, Renzi and Snapper; and (c) contributions to supplemental executive retirement plans and life insurance in the amounts of $50,000 and $17,757 for Mr. Pedersen, respectively.

Stock Options Granted in 2005

The following table provides information concerning grants of options to purchase our common stock that we made to our named executive officers during the fiscal year ended December 31, 2005. We did not grant any stock appreciation rights in 2005.

		Individual Grants
Name	Number of Securities Underlying Options Granted(1)	Percentage of Total Options Granted to Employees in Fiscal 2005	Exercise Price Per Share(2)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term ($)(3)
					5%	10%
George J. Pedersen	—	—	—	—	—	—
Robert A. Coleman	40,000	5.6%	$23.95	3/15/2015	603,540	1,523,220
Kevin M. Phillips	10,000	1.4%	$23.95	3/15/2015	150,885	380,805
Eugene C. Renzi	30,000	4.2%	$23.95	3/15/2015	452,655	1,142,415
Kurt J. Snapper	12,000	1.7%	$23.95	3/15/2015	181,062	456,966
Ronald R. Spoehel	—	—	—	—	—	—

(1)	The options vest over three years, with 1/3 of the total grant vesting on each of the first three anniversary dates of the grant. The options expire 10 years after the grant date, subject to earlier termination in the event of termination of service.
(2)	The per share exercise price is the fair market value of our common stock on the date of grant.
(3)	Potential Realizable Value assumes that the common stock appreciates at the indicated annual rate (compounded annually) from the grant date until the expiration of the option term and is calculated based on the rules promulgated by the SEC. The assumed 5% and 10% rates of stock appreciation are rates required by the SEC for illustrative purposes and are not intended to represent the Company’s prediction of future stock price performance. The Potential Realizable Value at 5% and 10% appreciation is calculated by assuming that the estimated fair market value on the date of grant appreciates at the indicated rate for the entire term of the option and that the option is exercised at the exercise price and sold on the last day of its term at the appreciated price.

Aggregated Option Exercises in 2005 and Year-End Option Values

The following table shows information about options exercised during 2005 and the value of unexercised options at the end of 2005 for our named executive officers.

Name	Shares Acquired on Exercise (#)	Value Realized ($)		Number of Securities Underlying Unexercised Options at Year-End (#)		Value of Unexercised In-The Money Options at Year-End ($)(3)
				Exercisable	Unexercisable	Exercisable	Unexercisable
George J. Pedersen	—	—		—	—	—	—
Robert A. Coleman	—	—		145,334	312,666	$1,631,486	$3,228,134
Kevin M. Phillips	—	—		21,668	38,332	$153,775	$243,275
Eugene C. Renzi	43,333	$367,527	(1)	16,667	76,666	$203,337	$615,791
Kurt J. Snapper	20,000	$262,800	(2)	43,334	58,666	$387,073	$545,447
Ronald R. Spoehel	—	—		66,667	0	$546,670	$0

(1)	Represents the difference between the market value of the underlying securities at exercise minus the option exercise strike price, as follows:

Option Shares	Strike Price	Value at Exercise
16,666	$16.00	$26.90
13,334	$20.97	$26.90
13,333	$20.97	$28.98

(2)	Represents the difference between the market value of the underlying securities at exercise ($29.14 per share) and the option exercise strike price ($16.00 per share).
(3)	Based on the difference between the fair market value on December 31, 2005 ($27.86 per share) and the exercise strike price of the respective options.

PERFORMANCE GRAPH

The following performance graph compares the performance of our common stock to The Nasdaq Stock Market (U.S.) Index (“Nasdaq”), Standard and Poor’s SmallCap 600 Index, and the Peer Group Index* for the period from February 7, 2002 (the date of the Company’s initial public offering) to December 31, 2005. The graph assumes an investment of $100 in each of our common stock, the Nasdaq, Standard and Poor’s SmallCap 600 Index and the Peer Group Index* on February 7, 2002, and also assumes reinvestment of all dividends. No cash dividend has been declared on our common stock.

	02/07/2002	12/31/2002	12/31/2003	12/31/2004	12/31/2005
ManTech Intl Corp.	$100	$105.88	$138.54	$131.81	$154.69
S & P SMALLCAP 600	$100	$84.64	$117.48	$144.09	$155.16
NASDAQ US	$100	$68.64	$103.65	$113.14	$115.54
Peer Group	$100	$109.91	$158.34	$209.33	$208.55

*	The Peer Group Index for 2005 consists of Anteon International Corporation, CACI International Inc., SI International, Inc., SRA International Inc., and MTC Technologies, Inc.

Executive Officers

We have set forth below the names and ages of our current executive officers and their respective positions with us. Biographical information for each of our executive officers is presented following the table. Our executive officers serve at the discretion of the Board of Directors.

Name	Age	Position
George J. Pedersen	70	Chairman of the Board and Chief Executive Officer
Robert A. Coleman	46	President and Chief Operating Officer
Kevin M. Phillips	44	Vice President and Chief Financial Officer
Eugene C. Renzi	72	Senior Executive Vice President and Subsidiary President
Kurt J. Snapper	61	Senior Corporate Vice President and Chief Strategy and Technology Officer
Gary A. Dorland	56	Subsidiary President
Kenneth J. Farquhar	52	Subsidiary President
Joseph R. Fox	48	Subsidiary President
J. W. Kelley	64	Subsidiary President

George J. Pedersen.    Mr. Pedersen is a co-founder of ManTech International, Chairman of the Board of Directors and Chief Executive Officer of the Company. Mr. Pedersen has served as a director of ManTech since 1968 and was appointed Chairman of the Board of Directors in 1979, adding the position of Chief Executive Officer in 1995. Mr. Pedersen was also President of the Company from 1995 until 2004. Mr. Pedersen has served on the board of directors of GSE Systems, Inc. since 1994 and was an executive employee of GSE from 1999 to 2002. Mr. Pedersen is chairman of the board of directors for the Institute for Scientific Research, Inc., a not-for-profit corporation that performs research and advanced development of software and related technologies, including research for NASA. Mr. Pedersen is on the board of directors of the National Defense Industrial Association (NDIA), the Institute for Scientific Research, Inc., and the Association For Enterprise Integration (AFEI), three industry associations.

Robert A. Coleman.    Mr. Coleman is President and Chief Operating Officer of ManTech International Corporation. Mr. Coleman was named President and Chief Operating Officer of ManTech in September 2004 and elected as a Director of the Company in March 2006. Prior to that, he was the President of ManTech’s Information Systems and Technology organization. Before joining ManTech, Mr. Coleman was the CEO and President of Integrated Data Systems Corporation (IDS), a highly regarded provider of software engineering, computer security and enterprise architecture solutions to the Intelligence Community and the Department of Defense that had revenues of approximately $40 million at the time it was acquired by ManTech. Founded by Mr. Coleman in 1990, IDS was acquired by ManTech in February 2003.

Kevin M. Phillips.    Mr. Phillips is the Chief Financial Officer of ManTech International Corporation. Prior to being named Chief Financial Officer, Mr. Phillips served as Corporate Vice President and Chief of Staff for ManTech, in which capacity he played an active role in the integration of acquisitions and other strategic business issues. Mr. Phillips joined ManTech in February 2003. He was formerly the Chief Financial Officer of CTX Corporation, a leading provider of information technology and software strategies and solutions to the national Intelligence Community that had revenues of approximately $35 million at the time it was acquired by ManTech in December 2002. Mr. Phillips spent seven years in the executive management of CTX Corporation. Prior to that, he held various roles including controllerships in IT services providers to the government.

Eugene C. Renzi.    Major General Eugene C. Renzi, U.S. Army (Ret.) is Senior Executive Vice President of ManTech International Corporation and President of ManTech’s Defense Systems Group (DSG). General Renzi joined ManTech in August 1993 and since 1995 has served as President of ManTech Telecommunications & Information Systems Corporation, part of DSG and one of the company’s largest subsidiaries. Prior to joining ManTech, General Renzi served in the U.S. Army for more than 32 years, including as the Director for Command and Control and Communications Systems (C3), U.S. Pacific Command.

Gary A. Dorland.    Mr. Dorland is President of ManTech Security and Mission Assurance (SMA). Mr. Dorland was named President of SMA in November 2004. Prior to that, he served as SMA’s Chief Operating Officer and Executive Vice President, managing the day-to-day operations. Before joining ManTech, Mr. Dorland was Sr. Vice President of Aegis Research Corporation, a premier provider of security services that had revenues of approximately $60 million at the time it was acquired by ManTech. Aegis was acquired by ManTech in August of 2002. Prior to joining Aegis in 1997, Mr. Dorland had an illustrious twenty-year career in the United States Air Force.

Kenneth J. Farquhar.    Mr. Farquhar is President of ManTech Systems Engineering Corporation (MSEC). Mr. Farquhar joined ManTech in 1995 as a Vice President managing MSEC’s Engineering and Systems Support Group, and was named President of MSEC in December 2003. Before joining ManTech, he held numerous technical and management positions at Veda, Inc. and the Dynalectron Corporation in support of U.S. Navy aircraft flight test and engineering efforts at the Naval Air Warfare Center, Patuxent River, MD.

Joseph R. Fox.    Mr. Fox is President of ManTech Information Systems and Technology (IS&T). Mr. Fox was named President of IS&T in September 2004. Prior to that, he served as Senior Vice President of IS&T. Before joining ManTech, Mr. Fox was a Vice President of Integrated Data Systems Corporation (IDS), a highly regarded provider of software engineering, computer security and enterprise architecture solutions to the Intelligence Community and the Department of Defense that had revenues of approximately $40 million at the time it was acquired by ManTech. He joined IDS in 1991, and was responsible for software development activities, business development and strategic planning. IDS was acquired by ManTech in February 2003.

Jay W. Kelley.    Mr. Kelley is the President of ManTech’s Space Systems business unit. Mr. Kelley joined ManTech in April 2003 and was appointed to his current position in April 2004. Previously he was Vice President of Mid-West Operations for ManTech. Before joining ManTech, Mr. Kelley served over 37 years with the United States Air Force, retiring as a Lieutenant General. He was a “charter” member of Toffler Associates, and he has additional professional experience as the chief operating officer for STA, Inc., and later, the Vice President for Military Programs for Lockheed Martin Technical Operations.

Kurt J. Snapper, Ph.D.    Mr. Snapper serves as our Senior Corporate Vice President and Chief Strategy and Technology Officer. From 1989 until 2005, Mr. Snapper served as President of ManTech Security Technology Corporation. Mr. Snapper joined the Company in 1989, and has over 25 years experience in decision and risk analysis, specializing in life cycle security management for physical, technical, and cyber security programs. He has a PhD from the University of Michigan, where he specialized in decision analysis. Before joining ManTech, he provided management consulting support for several federal agencies through university and private research groups.

Employment and Retention Agreements

George J. Pedersen.    We entered into an employment retention agreement with Mr. Pedersen effective January 1, 2002. Mr. Pedersen’s retention agreement provides for his employment at-will, with a minimum annual salary of $1,000,000. His salary is determined annually by the Compensation Committee of the Board of Directors, as are any bonus awards, incentive compensation and stock option grants that he receives. For 2005, Mr. Pedersen’s annual salary was set at $1,200,000. His annual salary for 2006 has been reviewed by the Compensation Committee and set at $1,300,000 and is subject to annual review.

Mr. Pedersen’s retention agreement provides that we may provide him with non-cash compensation in certain circumstances, including:

•	first class business travel

•	business travel insurance

•	lease of an executive vehicle

•	portion of an employee’s time spent on non-corporate matters on behalf of Mr. Pedersen

•	cell phone and home fax services

•	tax, legal and estate planning services relating to Mr. Pedersen’s ManTech holdings

•	matching contributions to 401(k) plan

•	payments for term life insurance

•	minimum contribution of $50,000 per year to his supplemental executive retirement plan

•	membership dues associated with executive clubs

If we terminate Mr. Pedersen’s employment without cause, we are required to pay Mr. Pedersen a lump sum amount equal to one year’s base salary at the rate in effect immediately prior to such termination of employment. Mr. Pedersen has agreed he will not compete with us and will not solicit our customers or employees during the term of his employment and for a period of one year following his termination without cause.

PROPOSAL 2

APPROVE THE ADOPTION OF THE 2006 MANAGEMENT INCENTIVE PLAN

Introduction

The current Management Incentive Plan (the Plan) was approved by Company’s stockholders prior to the Company’s initial public offering in 2002. Under provisions of Section 162(m) of the Internal Revenue Code (the Code), we are required to obtain stockholder approval for the Plan at the 2006 Annual Meeting in order to preserve tax deductions for “performance-based compensation” paid under the Plan. We believe it is in the best interests of the Company to obtain these tax deductions. In addition to changes related to performance-based compensation, the Plan has been amended and restated as the 2006 Management Incentive Plan (the 2006 Plan) to reflect other changes in laws, accounting rules, and other developments.

The Board approved the 2006 Plan in March 2006, and now requests that the Company’s stockholders approve it. If our stockholders approve the 2006 Plan, it will become effective on June 6, 2006.

Summary of the 2006 Plan

Features of the 2006 Plan are summarized below. The full text of the 2006 Plan is attached to this Proxy Statement as Appendix A.

Administration of the Plan; Eligibility

The 2006 Plan will be administered by our Compensation Committee, although the Committee may delegate its authority under the plan. The Compensation Committee will have broad authority to administer and interpret the plan, but such administration and interpretations must be consistent with any express terms of the plan. The Committee may:

•	Set the exercise price and vesting schedule of options, and establish when an option will expire. Also the Committee may decide the number of shares of our Class A common stock subject to any option, the restrictions on transferability of an option and other terms and conditions. The Committee may determine whether an option is an incentive stock option or a nonstatutory stock option.

•	Set the terms of any incentive bonus, including the minimum, target and maximum amounts payable to a participant as an incentive bonus, and establish the performance criteria and level of achievement required for payment of an incentive bonus. The Committee also would determine the measurement period for the performance, the timing of any payment earned, and the dollar amount or number of shares payable for any incentive bonus.

•	Set the terms of any incentive stock award, including the number of shares and the conditions for the award. The conditions may include restrictions on grant or on vesting. The conditions may also include those based on performance or based on continuation of employment.

Any person who is a director, an employee or a prospective employee of ours or any of our subsidiaries is eligible to be selected as a recipient of an award under the plan. Currently, approximately 6,000 employees are anticipated to be eligible for awards under the 2006 Plan.

Stock Reserved

The 2006 Plan authorizes the issuance of up to 4,500,000 shares of our Class A common stock. This is an increase of 1,500,000 shares, in addition to the shares authorized for the 2002 Plan. As was the case under the 2002 Plan, in 2007 and each year thereafter, an additional number of shares will be authorized under the 2006 Plan equal to one and one-half percent of the number of shares of Class A common stock and Class B common stock outstanding on December 31st of that year, up to a maximum of 1,500,000 shares per year.

Class B common stock may not be issued under the 2006 Plan. No more than 4,500,000 shares may be issued as incentive stock options under the 2006 Plan. No more than 1,000,000 shares, including options, can be awarded to one eligible person during any calendar year.

Shares subject to an award under the 2006 Plan that are forfeited, or that otherwise terminate unexercised without issuance, will again be available for award. Additionally, shares exchanged as payment of an option exercise or retained to satisfy withholding taxes will be available for new awards. Reload options are expressly prohibited by the 2006 Plan. Shares covered by a stock appreciation right (SAR) will be counted as issued only upon exercise.

In the event of any merger, consolidation, recapitalization, stock dividend, stock split, combination of shares or similar transaction or change in corporate structure affecting the shares, such adjustments may be made to the 2006 Plan and to the awards as the Committee deems appropriate.

Types of Incentive Awards That May Be Granted

The following types of awards may be granted under the 2006 Plan:

•	Incentive stock options, which are intended to qualify under Section 422 of the Code.

•	Non-qualified stock options, which are not intended to qualify as incentive stock options.

•	Incentive bonuses, which represent the opportunity to receive an amount paid in cash or common stock, based on satisfaction of performance criteria established for a specific performance period by the Compensation Committee.

•	Incentive stock, which is an award of shares of common stock with the grant, retention, and/or vesting conditioned upon satisfaction of criteria determined by the Compensation Committee.

•	A stock appreciation right (SAR), which entitles the participant to receive an amount equal to the excess of (i) the fair market value on the date of exercise of stock covered by the surrendered stock appreciation right over (ii) the price of the stock on the date the stock appreciation right was granted. The award can be paid in stock or cash, or both.

Performance Criteria

The 2006 Plan allows the use of a broad range of performance criteria, either individually or in any combination. The criteria can be applied to the Company as a whole or to one or more of the Company’s business units or subsidiaries. The criteria can be measured either annually or over a period of years. Measurement can be done on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group. The permissible performance criteria are:

• earnings per share (including before interest, taxes and/or amortization and/or depreciation)	• business unit forecast accuracy (of any performance criteria)

• operating income or net operating income	• return on equity

• total stockholder return	• return on capital

• return on assets or net assets	• revenue

• income or net income	• cash flow

• operating profit or net operating profit	• operating margin or profit margin

• return on operating revenue	• market share

• contract win, renewal or extension	• days sales outstanding or accounts receivable

• contract bookings	• cost control

• inter-company work authorizations	• cash management

• debt reduction	• customer satisfaction

• delivery schedule	• cycle-time improvement

• productivity	• quality

• workforce diversity	• comparisons to budget items

• specified projects or processes	• staff hiring

• employee turnover	• stock price

• completion of mergers or acquisitions

In applying these performance criteria, the Committee may make adjustments for events that occur during a performance period, such as asset write-downs, litigation, changes in tax law or accounting principles, discontinued operations or reorganizations, and extraordinary non-recurring items.

Incentive Bonuses

Incentive bonuses are subject to the achievement of pre-established performance goals and can be administered to comply with the requirements of Section 162(m) of the Code. Performance goals use the objective and quantifiable performance criteria as listed above.

The aggregate maximum cash amount payable as an incentive bonus to any participant in any year cannot exceed $2 million. The Committee must make incentive bonus awards prior to the earlier of the 90th day of the period for which the award relates or the completion of 25% of that period.

Stock Options and Stock Appreciation Rights

The Committee may also grant stock options to eligible participants and establish the terms and conditions for exercising an option. The exercise price of an option will be at least 100% of the fair market value of Company stock on the date that the option is granted. The options may be either incentive stock options or nonstatutory options. The Committee will set the term of each option; however, no option will be exercisable after eight years from the date the option is granted. Participants can exercise any option and can make payment of the stock option price by delivering cash or other approved payment. Options may not be repriced without shareholder approval. SARs may be granted subject to terms and conditions set by the Committee.

Incentive Stock

Incentive stock awards can be structured in many ways, including as restricted stock. The incentive stock award can set up conditions that must be met before a share is issued. When issued, a share under an incentive stock award may be subject to further performance or time vesting requirements. The performance criteria can be the same as for an incentive bonus. Unless the Committee changes a particular award, an incentive stock award will vest in equal annual portions over a three-year period. An eligible person may be required to pay for part of the value of a share under an incentive stock award.

Transferability of Awards; Modification of Awards

When granting incentive awards, the Committee may allow the awards to become fully exercisable or vested upon certain corporate events, such as a merger or other change in control, as stated in the 2006 Plan.

Participants cannot sell, transfer or pledge their interest in awards. Participants cannot sell, transfer or pledge shares of incentive stock until it becomes unrestricted. Options and SARs may be transferable by a participant but only according to the terms for the award. The Committee may modify awards consistent with the terms of the 2006 Plan.

Term; Modification of Plan

If approved by the Company’s stockholders, the 2006 Plan will become effective June 6, 2006 and will terminate at the close of business on June 5, 2016, unless the Board terminates it prior to that date.

The Board can amend or terminate the 2006 Plan, except that only stockholders can approve amendments that would (i) materially increase the number of shares reserved and available for issuance; (ii) materially change or affect which employees are eligible to participate; or (iii) materially change the benefits that eligible employees may receive. However, the Board can amend the 2006 Plan as necessary and without stockholder approval to ensure that it continues to comply with the Code and SEC rules.

New Plan Benefits

Because benefits under the 2006 Plan will depend on the Committee’s actions and the fair market value of the Company’s common stock at various future dates, it is not possible to determine the benefits that will be received by directors, executive officers and other employees if the 2006 Plan is approved by the Company’s stockholders. However, current benefits granted to executive officers and all other employees would not have been increased if they had been made under the 2006 Plan. The Summary Compensation Table and Stock Options Granted in 2005 table above show the awards that would have been made in 2005 if the 2006 Plan were in effect at that time.

Federal Income Tax Consequences

This is a summary of the principal federal income tax consequences of the 2006 Plan. State, local and foreign income taxes also may be applicable.

An employee will not incur federal income tax liabilities when granted a nonstatutory stock option, an incentive stock option, a stock appreciation right or incentive stock subject to conditions or restrictions.

Upon exercise of a nonstatutory option or a stock appreciation right, the employee, in most circumstances, will be treated as having received ordinary income equal to the difference between the fair market value of Company stock on the date of the exercise and the option price. This income is subject to income tax withholding by the Company. No income is received for tax purposes when an incentive stock option is exercised, unless an employee is subject to the alternative minimum tax or sells the stock before the minimum holding period ends.

Upon lapse of restrictions on incentive stock, the employee will be treated as having received ordinary income equal to the fair market value of Company stock on that date. The employee will also be treated as having received ordinary income equal to the fair market value of any Company stock when it is received under an incentive stock grant upon achieving performance goals. This income is subject to income tax withholding by the Company.

On payment under an incentive bonus, the employee will have ordinary income for the amount paid. This income is subject to tax withholding by the Company.

The Company usually will be entitled to a business expense deduction at the time and in the amount that the recipient of an incentive award recognizes ordinary income. As stated above, this usually occurs upon exercise of nonstatutory options and stock appreciation rights, the lapse of restrictions on incentive stock, and payment of incentive bonuses. No deduction is allowed in connection with an incentive stock option unless the employee disposes of Company stock received upon exercise in violation of the holding period requirements. Also there can be circumstances when the deduction is not allowed for certain transfers of company stock or payments to an employee upon the exercise of an incentive award that has been accelerated as a result of a change of control.

Section 162(m) of the Code disallows a tax deduction for any publicly held corporation for individual compensation exceeding $1 million in any taxable year for the Chief Executive Officer or the other four (4) most highly compensated officers, except for compensation that is performance-based under a plan that is approved by the stockholders. Under the 2006 Plan, stock options would be treated as performance-based compensation. The terms of the 2006 Plan allow incentive bonuses, incentive stock and stock appreciation rights to be treated as performance-based compensation. If the 2006 Plan is approved by stockholders, the Company’s business expense deduction for all performance-based compensation paid under the 2006 Plan would not be limited by Section 162(m) of the Code.

Recommendation of the Board of Directors

The Board of Directors recommends that you vote “FOR” approving the adoption of the 2006 Management Incentive Plan. All proxies executed and returned will be voted “FOR” the adoption of the 2006 Management Incentive Plan unless the proxy specifies otherwise.

PROPOSAL 3

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The Audit Committee of the Board of Directors is responsible for selecting and appointing our independent auditors. The Audit Committee has appointed the firm of Deloitte & Touche LLP to serve as our independent auditors for the fiscal year ending December 31, 2006, subject to the ratification of such appointment by the stockholders at the Annual Meeting. Although stockholder approval is not required by our bylaws or otherwise, the Board is submitting the appointment of Deloitte & Touche LLP for ratification to obtain the views of our stockholders.

In the event the stockholders fail to ratify the appointment, the Audit Committee will reconsider its appointment. Even if the selection is ratified, the Audit Committee may, in its discretion, appoint a different independent auditing firm at any time during the year if the Audit Committee believes that such a change would be in the best interests of the Company and its stockholders.

In making the appointment of Deloitte & Touche LLP as our independent auditors for the fiscal year ending December 31, 2006, the Audit Committee considered whether Deloitte & Touche LLP’s provision of non-audit services to the Company is compatible with maintaining Deloitte & Touche LLP’s independence.

We expect that a representative of Deloitte & Touche LLP will be present at the Annual Meeting and will be available to respond to appropriate questions that may be raised there. The representative will also have an opportunity to make a statement or comment on the financial statements if he or she desires to do so.

Policy Regarding Audit Committee Pre-Approval of Audit and Permitted Non-audit Services

The charter of the Audit Committee contains the policy of the Audit Committee for pre-approval of audit and permitted non-audit services by our independent auditor. The chairman of the Audit Committee has been authorized and designated by the Audit Committee to pre-approve any services arising during the year that were not pre-approved by the Audit Committee at the time of the initial engagement. Services so approved by the Audit Committee chairman are communicated to the full Audit Committee, for informational purposes only, at its next regular meeting. For each proposed service, the independent auditor is required to provide back-up documentation detailing the service. The Audit Committee regularly reviews summary reports provided to us by our independent auditor. During 2005, all services performed by the independent auditor were approved by the Audit Committee pursuant to the Audit Committee’s pre-approval policy.

Fees Paid to Deloitte & Touche LLP

The following table presents the aggregate fees that were paid or accrued by us for professional services rendered by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, the Deloitte Entities) for the fiscal years ended December 31, 2004 and 2005:

Type of Fees	2004	2005
Audit Fees	$1,091,040	$985,100
Audit-Related Fees	10,444	241,597
Tax Fees	258,217	194,837
All Other Fees	10,500	38,100

TOTAL	$1,370,101	$1,459,634

In the table above, in accordance with the definitions and rules of the SEC

•

Audit Fees are fees that we paid to the Deloitte Entities for professional services rendered for the audit of our consolidated financial statements that are included in our Annual Reports on Form 10-K, the audit of the Company’s internal control over financial reporting, and the review of financial statements included in our Quarterly Reports on Form 10-Q, and those services that are customarily provided in connection with statutory and regulatory filings or engagements.

•	Audit-Related Fees consist of fees that we paid to the Deloitte Entities for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements. Audit-Related Fees include services performed in connection with the audits of our 401(k) plans, Employee Stock Ownership Plan, and other benefit plans, and include services related to the audit of the pre-acquisition balance sheet provided in connection with the Company’s acquisition of GrayHawk Systems, Inc. in 2005.

•	Tax Fees are fees that we paid to the Deloitte Entities for professional services rendered for tax compliance, tax advice and tax planning.

•	All Other Fees are fees that we paid to the Deloitte Entities for products and services that were not included in the first three categories, and include consultation services related to the allowability of costs in accordance with the Federal Acquisition Regulation and other DCAA compliance issues.

Recommendation of the Board of Directors

The Board recommends that you vote “FOR” the ratification of the appointment of Deloitte & Touche LLP to serve as our independent auditors for the fiscal year ending December 31, 2006. All proxies executed and returned will be voted “FOR” the ratification of the appointment of Deloitte & Touche LLP unless the proxy specifies otherwise.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

GSE Systems, Inc.

Pursuant to a Purchase and Sale Agreement dated October 21, 2003, we sold all of our equity interest in GSE Systems, Inc. (GSE), and a $650,000 note receivable from GSE, to GP Strategies Corporation in exchange for a note with a principal amount of $5,250,955. Accordingly, since October 21, 2003, we have not owned any shares of GSE common stock. However, in connection with the issuance of certain letters of credit in support of payment and performance bonds, the Company still holds 100,000 warrants to purchase GSE common stock at the market price of GSE common stock on the close of business on July 8, 2003, and receive a 7% annual fee, payable on a quarterly basis, calculated on the total amount of the then-existing value of the letters of credit.

George J. Pedersen, our Chairman of the Board and Chief Executive Officer, beneficially owned shares and options representing approximately 4% of GSE as of December 31, 2005. Mr. Pedersen serves on GSE’s board of directors and is a member of its compensation committee.

Legal Services

Mr. Stephen Porter, one of our directors, is a partner in the law firm of Arnold & Porter LLP, in Washington, D.C. Arnold & Porter LLP has performed legal services for us from time to time and is expected to do so in the future. For 2005, the legal fees we paid to Arnold & Porter LLP did not exceed 5% of that firm’s gross revenues in 2005.

Ownership of Subsidiary Stock

From time to time, we have allowed certain of our officers, or officers of our subsidiaries, to purchase minority interests of common stock in our subsidiaries. These purchases have been effected pursuant to stock purchase and restriction agreements that generally restrict the transferability of the shares by granting our subsidiary a right of first refusal with respect to any proposed sale of the common stock by the stockholder and a right to call the stock in the event of the death or permanent disability of the stockholder or our termination of the stockholder’s employment.

Employee Relationships

Ms. Christine Lancaster, one of our employees, is Mr. Pedersen’s daughter. Ms. Lancaster is our Assistant Vice President and Assistant Corporate Secretary. She has been employed by us on a full-time basis since 1984. Her total compensation for 2005 was $133,843.75.

Mr. Christopher Coleman, Mr. Robert Coleman’s brother, was one of our employees until March 31, 2006. Until his resignation, Mr. Christopher Coleman served as Vice President, Director of Engineering Services for our ManTech Information Systems and Technology subsidiary. Subsequently, Mr. Christopher Coleman has entered into a consulting arrangement with the Company. His total compensation for 2005 was $181,009.74. The Company does not expect that the fees to be paid under the consulting arrangement will be material.

BENEFICIAL OWNERSHIP OF OUR STOCK

Ownership by Our Directors and Executive Officers

The following table sets forth certain information known to us regarding the beneficial ownership of our common stock as of April 5, 2006 by each of the following:

•	our named executive officers (identified in the summary compensation table above)

•	our directors and director nominees

•	our directors and executive officers, as a group

We have determined beneficial ownership in accordance with the rules and regulations of the Exchange Act.

Unless otherwise indicated, the persons included in the table below have sole voting and investment power over the shares reported. In addition, because Class B Common Stock may be voluntarily converted into Class A Common Stock on a share-for-share basis, each share of Class B Common Stock also represents beneficial ownership of a share of Class A Common Stock. However, for purposes of this presentation, share amounts and ownership percentages are presented without regard to convertibility. The address for each person in the table below is the mailing address of our principal executive offices: 12015 Lee Jackson Highway, Fairfax, VA 22033-3300.

	Class A Common Stock			Class B Common Stock		Total Voting Power(2)(3)
Name	Total Shares Beneficially Owned(1)	Number of Option Shares(1)	Percent of Class(2)	Total Shares Beneficially Owned	Percent of Class
George J. Pedersen (4)	—	—	—	15,064,593	100%	89.2%
Robert A. Coleman (5)	163,854	163,668	*	—	—	*
Kevin M. Phillips (6)	25,171	25,002	*	—	—	*
Eugene C. Renzi (7)	12,338	10,000	*	—	—	*
Kurt J. Snapper (8)	48,104	47,334	*	—	—	*
Ronald R. Spoehel	0	0	*	—	—	*
Walter R. Fatzinger, Jr. (9)	17,225	12,000	*	—	—	*
Richard J. Kerr	12,000	12,000	*	—	—	*
Stephen W. Porter	12,000	12,000	*	—	—	*
Barry G. Campbell	12,000	12,000	*	—	—	*
David E. Jeremiah	6,667	6,667	*	—	—	*
Paul G. Stern	4,167	1,667	*	—	—	*
Richard L. Armitage	0	0
All directors and executive officers as a group (16 persons)	383,062	371,006	2.1%	15,064,593	100%	89.4%

(1)	Shares of common stock subject to options that are or will become exercisable within 60 days of April 5, 2006 comprise the number of shares listed under the column “Number of Option Shares,” and such shares are also included in computing the total shares of Class A Common Stock beneficially owned by such individual under the column “Total Shares Beneficially Owned.”
(2)	An asterisk indicates that the total beneficial ownership of the class of stock or the total voting power of our outstanding common stock (in each case, including shares subject to options that may be exercised within 60 days) is less than 1%.
(3)	The holders of our Class A Common Stock are entitled to one (1) vote per share, and the holders of our Class B Common Stock are entitled to ten (10) votes per share.
(4)	Includes (i) 14,387,312 shares of Class B Common Stock held in the name of George J. Pedersen, (ii) 609,296 shares of Class B Common Stock owned by the ManTech Supplemental Executive Retirement

Plan for the benefit of Mr. Pedersen, (iii) 66,817 shares of Class B Common Stock held by the ManTech Special Assistance Fund, Inc., a fund over which Mr. Pedersen has voting and investment control and as to which Mr. Pedersen disclaims beneficial ownership, and (iv) 1,168 shares of Class B Common Stock held by Mr. Pedersen’s wife, Marilyn A. Pedersen, and as to which Mr. Pedersen disclaims beneficial ownership.

(5)	Includes 186 shares of Class A Common Stock vested in the name of Robert A. Coleman that are held by the ManTech International Corporation Employee Stock Ownership Plan.
(6)	Includes 169 shares of Class A Common Stock vested in the name of Kevin M. Phillips that are held by the ManTech International Corporation Employee Stock Ownership Plan.
(7)	Includes 838 shares of Class A Common Stock vested in the name of Eugene C. Renzi that are held by the ManTech International Corporation Employee Stock Ownership Plan.
(8)	Includes 770 shares of Class A Common Stock vested in the name of Kurt J. Snapper that are held by the ManTech International Corporation Employee Stock Ownership Plan.
(9)	Includes 2,225 shares of Class A Common Stock held by Fidelity Brokerage Services LLC for Helen C. Fatzinger, as to which Mr. Fatzinger disclaims beneficial ownership.

Ownership by Holders of More Than 5% of Our Class A Common Stock

The following table details certain information with regard to the beneficial ownership of the owners of more than 5% of our outstanding Class A Common Stock, as of December 31, 2005.

Name and Address	Number of Shares Beneficially Owned and Nature of Beneficial Ownership(1)(2)(3)	Percent of Outstanding Class A Common Stock(4)	Total Voting Power(4)
Neuberger Berman, Inc. 605 Third Avenue, New York, NY 10158	3,035,832	16.9%	1.8%
Royce & Associates, LLC 1414 Ave. of the Americas, New York, NY 10019	1,311,200	7.3%	0.8%
Baron Capital Group, Inc. 767 Fifth Avenue, New York, NY 10153	1,260,749	7.0%	0.7%

(1)	As reported on a Schedule 13G/A filed by Neuberger Berman, Inc. on February 21, 2006. According to such Schedule 13G/A, Neuberger Berman, Inc. and Neuberger Berman, LLC have the sole voting power with respect to 25,200 of these shares, shared voting power with respect to 2,448,700 of these shares, and shared dispositive power with respect to all 3,035,832 of these shares; Neuberger Berman Management Inc. and Neuberger Berman Equity funds reported shared voting and shared dispositive power with respect to 2,448,700 of these shares.
(2)	As reported on a Schedule 13G/A filed by Royce & Associates, LLC on January 30, 2006. According to such Schedule 13G/A, Royce & Associates, LLC beneficially owns 1,311,200 shares, and has the sole voting and sole dispositive power with respect to all 1,311,200 of these shares.
(3)	As reported on a Schedule 13G filed by Baron Capital Group, Inc. February 14, 2006. According to such Schedule 13G, Baron Capital Group, Inc. beneficially owns 1,260,749 shares, and has the shared voting and shared dispositive power with respect to all 1,260,749 of these shares; BAMCO, Inc., Baron Small Cap Fund, and Ronald Baron reported shared voting and shared dispositive power with respect to all 1,260,749 of these shares.
(4)	Based on 18,016,328 shares of Class A Common Stock and 15,065,293 shares of Class B Common Stock outstanding on December 31, 2005. The holders of our Class A Common Stock are entitled to one (1) vote per share, and the holders of our Class B Common Stock are entitled to ten (10) votes per share.

Section 16(a) Beneficial Ownership Reporting Compliance

The rules promulgated under Section 16(a) of the Exchange Act require our officers and directors, and persons who own more than ten percent (10%) of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC and with Nasdaq, and to furnish us with copies of such Section 16 reports that they file. Based solely upon our review of the Section 16 reports that have been furnished to us, we believe that our officers, directors and 10% stockholders complied with their Section 16(a) filing obligations for 2005 and timely filed all reports required to be filed pursuant to Section 16(a) for 2005.

Stockholder Proposals

In order for a stockholder proposal to be considered for inclusion in our proxy statement for our 2007 Annual Meeting of Stockholders pursuant to Rule 14a-8(e) of the Exchange Act, the proposal must be received by our Corporate Secretary at 12015 Lee Jackson Highway, Fairfax, VA 22033-3300, no later than December 29, 2006. The stockholder proposal, including any accompanying supporting statement, may not exceed 500 words. Notice of any stockholder proposal to be submitted outside of the Rule 14a-8 process mentioned above must be received by our Corporate Secretary between December 29, 2006 and February 27, 2007 in order to be considered timely. As to all such matters for which we do not receive notice on or prior to that date, discretionary authority to vote on such proposal shall be granted to the persons designated in our proxy relating to the 2007 Annual Meeting of Stockholders. However, if we determine to change the date of the 2007 Annual Meeting of Stockholders by more than 30 days from June 6, 2007, we will provide stockholders with a reasonable time before we begin to print and mail our proxy materials for the 2007 Annual Meeting of Stockholders, so that our stockholders have an opportunity to make proposals in accordance with the rules and regulations of the SEC.

Incorporation by Reference and Other Information

The Report of the Audit Committee of the Board of Directors on page 13, the Report of the Compensation Committee of the Board of Directors beginning on page 14, and the Performance Graph on page 20, shall not be deemed to be “soliciting material,” or to be “filed” with the SEC under the Securities Act or the Exchange Act, or be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any prior or future filing under the Securities Act or the Exchange Act, except to the extent that the Company specifically requests that the Report of the Audit Committee, the Report of the Compensation Committee, or the Performance Graph be treated as soliciting material, or specifically incorporates the Report of the Audit Committee, the Report of the Compensation Committee, or the Performance Graph by reference.

We have included our Annual Report for the fiscal year ended December 31, 2005 (and our audited financial statements for such fiscal year) with this proxy statement; however, the Annual Report and the audited financial statements are not incorporated by reference into this proxy statement, do not constitute a part of the proxy soliciting material, and are not subject to the liabilities of Section 18 of the Exchange Act. You may request additional copies of the accompanying Annual Report, without charge, by contacting our investor relations department.

Available Information

You may also obtain a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2005 (including the financial statements, financial statement schedules and exhibits), without charge, by sending a written request to our Corporate Secretary, Jo-An Free, at ManTech International Corporation, 12015 Lee Jackson Highway, Fairfax, VA 22033-3300, or by calling Ms. Free at (703) 218-6303.

Additionally, our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and amendments to those reports filed with or furnished to the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act are available free of charge on the Investor Relations page of our website: www.mantech.com, as soon as reasonably practicable after we electronically file such reports with the SEC. Information contained on our website is not a part of this proxy statement.

By Order of the Board of Directors

George J. Pedersen

Chairman of the Board and Chief Executive Officer

Fairfax, Virginia

April 28, 2006

Appendix A

MANAGEMENT INCENTIVE PLAN OF

MANTECH INTERNATIONAL CORPORATION

2006 RESTATEMENT

SECTION I—PURPOSE OF PLAN

The purpose of this Management Incentive Plan (this “Plan”) of ManTech International Corporation, a Delaware corporation (“ManTech”), is to enable ManTech and its subsidiaries and affiliates (the “Company”) to attract, retain and motivate its directors, officers and other senior management and technical personnel and to further align the interests of such persons with those of the stockholders of ManTech by providing for or increasing the proprietary interest of such persons in ManTech.

SECTION II—ADMINISTRATION OF PLAN

2.1 Composition of Committee.    This Plan shall be administered by the Compensation Committee of ManTech’s Board of Directors (the “Committee”), as appointed from time to time by the Board of Directors. The Board of Directors, in its sole discretion, may exercise any authority of the Committee under this Plan in lieu of the Committee’s exercise thereof and in such instances references herein to the Committee shall refer to the Board. Unless otherwise provided by the Board:

(a) with respect to any Award that the Committee intends to be exempted by Rule 16b-3(d)(1) or (e) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Committee shall consist of the Board of Directors or of two or more directors each of whom is a “non-employee director” (as such term is defined in Rule 16b-3 promulgated under the Exchange Act, as such Rule may be amended from time to time),

(b) with respect to any Award that the Committee intends to qualify as “performance-based compensation” under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), the Committee shall consist of two or more directors, each of whom is an “outside director” (as such term is defined under Code Section 162(m)), and

(c) with respect to any other Award, the Committee may appoint one or more separate committees (any such committee, a “Subcommittee”) composed of one or more directors of ManTech (who may but need not be members of the Committee) or to the extent permitted under Delaware law, officers of ManTech, and may delegate to any such Subcommittee(s) the authority to grant Awards under this Plan to Eligible Persons, to determine all terms of such Awards, and/or to administer this Plan or any aspect of it. Any action by any such Subcommittee within the scope of such delegation shall be deemed for all purposes to have been taken by the Committee.

The Committee may designate the Secretary of ManTech or other Company employees to assist the Committee in the administration of this Plan, and may grant authority to such persons to execute agreements or other documents evidencing Awards made under this Plan or other documents entered into under this Plan on behalf of the Committee or ManTech, to make determinations under this Plan or Awards and to interpret the terms of the Plan and Awards. Any such action by any such person(s) within the scope of such delegation shall be deemed for all purposes to have been taken or made by the Committee.

2.2 Powers of the Committee.    Subject to the express provisions and limitations set forth in this Plan, the Committee shall be authorized and empowered to do all things necessary or desirable, in its sole discretion, in connection with the administration of this Plan, including, without limitation, the following:

(a) to prescribe, amend and rescind rules and regulations relating to this Plan and to define terms not otherwise defined herein; provided that, unless the Committee shall specify otherwise, for purposes of this

Plan (i) the term “fair market value” shall mean, as of any date, the closing price for a Share (as defined in Section 3.1) reported on Nasdaq Stock Market (or such other stock exchange or quotation system on which Shares are then listed or quoted) for the business day immediately preceding such date; and (ii) the term “Company” shall mean ManTech and its subsidiaries and affiliates, unless the context otherwise requires;

(b) to determine which persons are Eligible Persons (as defined in Section 4), to which of such Eligible Persons, if any, Awards shall be granted hereunder and the timing of any such Awards;

(c) to grant Awards to Eligible Persons and determine the terms and conditions thereof, including the number of Shares subject to Awards and the exercise or purchase price of such Shares and the circumstances under which Awards become exercisable or vested or are forfeited or expire, which terms may but need not be conditioned upon the passage of time, continued service as a director or an employee, the satisfaction of performance criteria, the occurrence of certain events (including events which the Board or the Committee determine constitute a change of control), or other factors;

(d) to establish, verify the extent of satisfaction of, adjust, reduce or waive any performance goals or other conditions applicable to the grant, issuance, exercisability, vesting and/or ability to retain any Award;

(e) to prescribe and amend the terms of the agreements or other documents evidencing Awards made under this Plan (which need not be identical), provided that the power to amend does not extend to any amendment which would cause an award to fail to meet the requirements of Code Section 409A;

(f) to determine whether, and the extent to which, adjustments are required pursuant to Section 11 and Section 12;

(g) to interpret and construe this Plan, any rules and regulations under this Plan and the terms and conditions of any Award granted hereunder, and to make exceptions to any such provisions in good faith and for the benefit of the Company; and

(h) to make all other determinations deemed necessary or advisable for the administration of this Plan.

2.3 Determinations of the Committee.    All decisions, determinations and interpretations by the Committee regarding this Plan shall be final and binding on all Eligible Persons and Participants. The Committee shall consider such factors as it deems relevant to making such decisions, determinations and interpretations including, without limitation, the recommendations or advice of any director, officer or employee of the Company and such attorneys, consultants and accountants as it may select.

SECTION III—STOCK SUBJECT TO PLAN

3.1 Aggregate Limits.    The number of shares of ManTech’s Class A Common Stock, $.01 par value (“Shares”) initially reserved for issuance was three million (3,000,000) shares and that reservation is increased by one million five hundred thousand (1,500,000) in the 2006 restatement of Plan so that the base number of shares reserved for issuance over the term of the Plan shall not exceed four million five hundred (4,500,000) shares. In addition, the number of Shares available for issuance under the Plan has been and will continue to be automatically increased on the first trading day of January each calendar year during the term of the Plan, beginning with calendar year 2003, by an amount equal to one and one-half percent (1.5%) of the total number of shares outstanding (including all outstanding classes of common stock) on the last trading day in December of the immediately preceding calendar year, but in no event shall any such annual increase exceed one million five hundred thousand (1,500,000) shares. The aggregate number of Shares available for issuance under this Plan and the number of Shares subject to outstanding Options or other Awards shall be subject to adjustment as provided in Section 11.2. The Shares issued pursuant to this Plan may be Shares that previously were issued by ManTech, including Shares purchased in the open market, or authorized but unissued Shares.

3.2 Tax Code Limits.    The aggregate number of Shares issuable under all Awards granted under this Plan during any calendar year to any one Eligible Person shall not exceed 1,000,000. Notwithstanding anything to the contrary in this Plan, the foregoing limitations shall be subject to adjustment under Section 11 and Section 12, but only to the extent that such adjustment will not affect the status of any Award intended to qualify as “performance-based compensation” under Code Section 162(m). The foregoing limitations shall not apply to the extent that they are no longer required in order for compensation in connection with grants under this Plan to be treated as “performance-based compensation” under Code Section 162(m). All Shares available for issuance under this Plan may be subject to Options which intend to qualify as Incentive Stock Options (“ISOs”) pursuant to Code Section 422. However, subject to adjustment pursuant to Section 11 and Section 12, the aggregate number of ISOs available for issuance shall not exceed 4,500,000.

3.3 Issuance of Shares.    For purposes of Section 3.1, the aggregate number of Shares issued under this Plan at any time shall equal only the number of Shares actually issued upon exercise or settlement of an Award and shall not include Shares subject to Awards that have been canceled, expired or forfeited or Shares subject to Awards that have been delivered (either actually or constructively by attestation) to or retained by the Company in payment or satisfaction of the purchase price, exercise price or tax withholding obligation of an Award.

SECTION IV—PERSONS ELIGIBLE UNDER PLAN

4.1 Eligible Employees and Participants.    Any person who is a director, an employee or a prospective employee of the Company or of any of its subsidiaries or affiliates shall be eligible to be considered for the grant of Awards hereunder (an “Eligible Person”). Unless provided otherwise by the Committee, the term “employee” shall mean an “employee” as such term is defined in General Instruction A to Form S-8 under the Securities Act of 1933, as amended. A “Participant” is any current or former Eligible Person to whom an Award has been made and any person (including any estate) to whom an Award has been assigned or transferred pursuant to Section 10.1.

4.2 Less Than Full Time Employment.    The Committee shall determine the effect, if any, on the vesting, exercisability, retention and/or forfeiture of an Award as a result of any decreased level of employment during any period in which a Participant is on an approved leave of absence or is employed on a less than full time basis, and the Committee may take into consideration any accounting consequences to the Company in making any such adjustment.

4.3 Termination of Employment.    For purposes of this Plan, “termination of employment” shall mean ceasing to serve as a full time employee or as a director or director emeritus of the Company, except that an approved leave of absence or approved employment on a less than full time basis may constitute employment unless the Committee provides otherwise. The Committee shall determine whether any corporate transaction, such as a sale or spin-off of a division, business unit, joint venture or subsidiary that employs a Participant, shall be deemed to result in a termination of employment with the Company for purposes of any affected Participant’s Awards.

SECTION V—PLAN AWARDS

5.1 Award Types.    The Committee, on behalf of the Company, is authorized under this Plan to enter into certain types of arrangements with Eligible Persons and to confer certain benefits on them. The following arrangements or benefits are authorized under this Plan if their terms and conditions are not inconsistent with the provisions of this Plan: Options, Incentive Bonuses, Incentive Stock, and Stock Appreciation Rights. Such arrangements and benefits are sometimes referred to herein as “Awards.” The authorized types of arrangements and benefits for which Awards may be granted are defined as follows:

(a) Options: An Option is a right granted under Section 6 to purchase a number of Shares at such exercise price, at such times, and on such other terms and conditions as are specified in the agreement or terms and conditions or other document evidencing the Award (the “Option Document”). Options intended to qualify as ISOs pursuant to Code Section 422 and Options not intended to qualify as ISOs (“Nonqualified Options”) may be granted under Section 6.

(b) Incentive Bonus: An Incentive Bonus is a bonus opportunity awarded under Section 7 pursuant to which a Participant may become entitled to receive an amount, payable in cash or Shares, based on satisfaction of such performance criteria as are specified in the agreement or other document evidencing the Award (the “Incentive Bonus Document”).

(c) Incentive Stock: Incentive Stock is an award or issuance of Shares made under Section 8, the grant, issuance, retention, vesting and/or transferability of which is subject during specified periods of time to such conditions (which may include continued service as a director or an employee or performance conditions) and terms as are expressed in the agreement or other document evidencing the Award (the “Incentive Stock Document”).

(d) Stock Appreciation Rights: A Stock Appreciation Right is a right granted under Section 9 that is exercisable at such times and on such other terms and conditions as are specified in the agreement or terms and conditions or other document evidencing the Award (the “Stock Appreciation Rights Document”).

5.2 Grants of Awards.    An Award may consist of one such arrangement or benefit described in Section 5.1 or two or more such arrangements or benefits in tandem or in the alternative. Awards may include a tandem stock or cash right feature pursuant to Section 10.5 and stock units pursuant to Section 10.6.

SECTION VI—OPTIONS

The Committee may grant an Option or provide for the grant of an Option, either from time to time in the discretion of the Committee or automatically upon the occurrence of specified events, including, without limitation, the achievement of performance goals, or the satisfaction of an event or condition within the control of the recipient of the Award or within the control of others.

6.1 Option Document.    Each Option Document shall contain provisions regarding (a) the number of Shares that may be issued upon exercise of the Option, (b) the purchase price of the Shares and the means of payment for the Shares, (c) the term of the Option, (d) such terms and conditions on the vesting and/or exercisability of an Option as may be determined from time to time by the Committee, (e) restrictions on the transfer of the Option and forfeiture provisions and (f) such further terms and conditions, in each case not inconsistent with this Plan as may be determined from time to time by the Committee. Option Documents evidencing ISOs shall contain such terms and conditions as may be necessary to qualify, to the extent determined desirable by the Committee, with the applicable provisions of Code Section 422.

6.2 Option Price.    The purchase price per share of the Shares subject to each Option granted under this Plan shall be determined by the Committee and shall equal or exceed 100% of the fair market value on the date the Option is granted (110% of the fair market value on the date the Option is granted in the case of an ISO granted to an Eligible Person who at the time of grant owns more than 10 percent of the total combined voting power of all classes of stock of the ManTech within the meaning of Code Section 422). Without prior shareholder approval, the Committee is expressly prohibited from repricing an Option if the exercise price of the new Option would be less than the exercise price of the Option under the existing Option Award, including any Option surrendered for cancellation.

6.3 Option Term.    The “Term” of each Option granted under this Plan shall not exceed 8 years from the date of its grant, and shall not exceed 5 years from the date of its grant in the case of an ISO granted to an employee who at the time of grant owns more than 10 percent of the total combined voting power of all classes of stock of ManTech within the meaning of Code Section 422. Reload Options issued on the exercise of an Option are expressly prohibited.

6.4 Option Vesting.    Options granted under this Plan shall become vested and/or exercisable at such time and in such installments during the period prior to the expiration of the Option’s Term as determined by the

Committee. Unless the Committee provides otherwise, Options shall vest in one-third (1/3) increments on the first, second and third anniversaries of the date the Option is granted, provided that the Participant is a director or employee of the Company on each applicable date. The Committee shall have the right to make the timing of the ability to exercise any Option granted under this Plan subject to continued service as a director or an employee, the passage of time and/or such performance requirements as deemed appropriate by the Committee.

6.5 Termination of Employment or Service.    Subject to Section 11 and Section 12 and unless the Committee provides otherwise, the terms of any Option granted under this Plan shall provide (a) that if the Eligible Person to whom such Option was granted ceases to serve as a director or an employee for any reason other than death or disability, the Option shall not thereafter become exercisable to an extent greater than it could have been exercised on the date the Eligible Person’s status as an employee or director (or in the case of a director who also serves as an employee, as both an employee and director) ceased, and that on the death or disability of an Eligible Person the Option shall become fully exercisable; and (b) that the Option shall expire and cease to be exercisable upon the earlier of the expiration of the Option Term and (i) in the case of the Eligible Person’s termination of employment on account of death or disability or ceasing to serve as a director for any reason, the first anniversary of the termination of the Eligible Person’s employment or service as a director, (ii) in the case of the Eligible Person’s termination of employment on account of a termination for cause, immediately upon the termination of the Eligible Person’s employment, and (iii) in the case of the Eligible Person’s termination of employment for any reason other than the foregoing, ninety (90) days after the termination of the Eligible Person’s employment, unless such person also served as a director, in which case clause (b)(i) of this Section 6.5 shall apply.

6.6 Payment of Exercise Price.    The exercise price of an Option shall be paid in the form of one of more of the following, as the Committee shall specify, either through the terms of the Option Document or at the time of exercise of an Option: (a) cash or certified or cashiers’ check, (b) shares of capital stock of ManTech that have been held by the Participant for such period of time as the Committee may specify, (c) other property deemed acceptable by the Committee, (d) a reduction in the number of Shares or other property otherwise issuable pursuant to such Option, (e) payment under an arrangement with a broker acceptable to ManTech where payment is made pursuant to an irrevocable commitment by the broker to deliver to ManTech proceeds from the sale of the Shares issuable upon exercise of the Option, or (f) any combination of (a) through (e).

SECTION VII—INCENTIVE BONUSES

Each Incentive Bonus Award will confer upon the Eligible Person the opportunity to earn a future payment tied to the level of achievement with respect to one or more performance criteria established for a performance period established by the Committee.

7.1 Incentive Bonus Document.    Each Incentive Bonus Document shall contain provisions regarding (a) the minimum, target and maximum amount payable to the Participant as an Incentive Bonus, (b) the performance criteria and level of achievement versus these criteria that shall determine the amount of such payment, (c) the term of the performance period as to which performance shall be measured for determining the amount of any payment, (d) the timing of any payment earned by virtue of performance, (e) restrictions on the alienation or transfer of the Incentive Bonus prior to actual payment, (f) forfeiture provisions and (g) such further terms and conditions, in each case not inconsistent with this Plan as may be determined from time to time by the Committee. The maximum amount payable as an Incentive Bonus may be a multiple of the target amount payable, but the maximum amount payable pursuant to that portion of an Incentive Bonus Award granted under this Plan for any fiscal year to any Participant that is intended to satisfy the requirements for “performance-based compensation” under Code Section 162(m) shall not exceed $2,000,000.

7.2 Performance Criteria.    The Committee shall establish the performance criteria and level of achievement versus these criteria that shall determine the target and maximum amount payable under an Incentive Bonus

Award, which criteria may be based on financial performance and/or personal performance evaluations. The Committee may specify the percentage of the target Incentive Bonus that is intended to satisfy the requirements for “performance-based compensation” under Code Section 162(m). Notwithstanding anything to the contrary herein, the following provisions shall apply for any portion of an Incentive Bonus that is intended by the Committee to satisfy the requirements for “performance-based compensation” under Code Section 162(m). The performance criteria shall be a measure based on one or more Qualifying Performance Criteria (as defined in Section 10.2) selected by the Committee and specified at the time the Incentive Bonus Award is granted. Any Incentive Bonus Award shall be made not later than 90 days after the start of the period for which the Incentive Bonus relates and shall be made prior to the completion of 25% of the period. The Committee may not increase the amount of cash or Shares that would otherwise be payable upon achievement of the Qualifying Performance Criteria but may reduce or eliminate the payments as provided in an Incentive Bonus Award. The Committee shall certify the extent to which any Qualifying Performance Criteria has been satisfied, and the amount payable as a result thereof.

7.3 Timing and Form of Payment.    The Committee shall determine the timing of payment of any Incentive Bonus which shall generally be no later than March 15 of the following calendar year after the performance period. The Committee may provide for or, subject to such terms and conditions as the Committee may specify, may permit a Participant to elect for the payment of any Incentive Bonus to be deferred to a specified date or event. An Incentive Bonus may be payable in Shares or in cash or other property, in each case as determined by the Committee. Any Incentive Bonus that is paid in cash or other property shall not affect the number of Shares otherwise available for issuance under this Plan.

7.4 Discretionary Adjustments.    Notwithstanding satisfaction of any performance goals, to the extent the Committee provides in the Incentive Bonus Document, the amount paid under an Incentive Bonus Award on account of either financial performance or personal performance evaluations may be reduced by the Committee on the basis of such further considerations as the Committee shall determine.

SECTION VIII—INCENTIVE STOCK

Incentive Stock is an award or issuance of Shares the grant, issuance, retention, vesting and/or transferability of which is subject during specified periods of time to such conditions (including continued employment or service as a director or performance conditions) and terms as the Committee deems appropriate.

8.1 Incentive Stock Document.    Each Incentive Stock Document shall contain provisions regarding (a) the number of Shares subject to such Award or a formula for determining such, (b) the purchase price of the Shares, if any, and the means of payment for the Shares, (c) the performance criteria, if any, and level of achievement versus these criteria that shall determine the number of Shares granted, issued, retainable and/or vested, (d) such terms and conditions on the grant, issuance, vesting and/or forfeiture of the Shares as may be determined from time to time by the Committee, (e) restrictions on the transferability of the Shares and (f) such further terms and conditions in each case not inconsistent with this Plan as may be determined from time to time by the Committee. The Committee may provide for the award of Incentive Stock in exchange for a Participant’s waiver of a bonus or other compensation.

8.2 Sale Price.    Subject to the requirements of applicable law, the Committee shall determine the price, if any, at which Shares of Incentive Stock shall be sold or awarded to an Eligible Person, which may vary from time to time and among Eligible Persons and which may be below the fair market value of such Shares at the date of grant or issuance.

8.3 Share Vesting.    The grant, issuance, retention and/or vesting of Shares of Incentive Stock shall occur at such time and in such installments as determined by the Committee or under criteria established by the Committee. The Committee shall have the right to make the timing of the grant and/or the issuance, ability to retain and/or vesting of Shares of Incentive Stock subject to continued employment or service as a director, passage of time and/or such performance criteria as provided by the Committee. Unless otherwise determined by the Committee, Shares of Incentive Stock shall vest in one-third (1/3) increments on the first, second and third anniversaries of the date the Incentive Stock is granted, provided that the Participant is a director or employee of the Company on each applicable date. Notwithstanding anything to the contrary herein, the performance criteria for any Incentive Stock that is intended to satisfy the requirements for “performance-based compensation” under Code Section 162(m) shall be a measure based on one or more Qualifying Performance Criteria selected by the Committee and specified at the time the Incentive Stock Award is granted.

8.4 Discretionary Adjustments.    Notwithstanding satisfaction of any performance goals, to the extent provided at the time of grant, the number of Shares granted, issued, retainable and/or vested under an Incentive Stock Award on account of either financial performance or personal performance evaluations may be reduced by the Committee on the basis of such further considerations as the Committee shall determine.

8.5 Termination of Employment or Service.    Subject to Section 11 and Section 12, upon a termination of employment or service as a director with the Company by a Participant prior to the vesting of or the lapsing of restrictions on Incentive Stock, the Incentive Stock Awards granted to such Participant shall be subject to such procedures as determined by the Committee.

SECTION IX—STOCK APPRECIATION RIGHTS

The Committee may grant a Stock Appreciation Right or provide for the grant of an Stock Appreciation Right, either from time to time in the discretion of the Committee or automatically upon the occurrence of specified events, including, without limitation, the achievement of performance goals or the satisfaction of an event or condition within the control of the recipient of the Award or within the control of others.

9.1 Stock Appreciation Right Document.    Each Stock Appreciation Right Document shall contain provisions regarding (a) the number of Stock Appreciation Rights issued, (b) the term of the Stock Appreciation Right, (c) such terms and conditions on the vesting and/or exercisability of an Stock Appreciation Right as may be determined from time to time by the Committee, (d) restrictions on the transfer of the Stock Appreciation Right and forfeiture provisions and (e) such further terms and conditions, in each case not inconsistent with this Plan as may be determined from time to time by the Committee.

9.2 Stock Appreciation Right Pricing.    The initial value per share of a Stock Appreciation Right granted under this Plan shall equal or exceed 100% of the fair market value for a Share on the date the Stock Appreciation Right is granted. A Stock Appreciation Right may not be amended to reduce the fair market value of a Share on the date of grant, except as provided in Section 11 and Section 12.

9.3 Stock Appreciation Right Term.    The Committee shall determine the “Term” of each Stock Appreciation Right granted under this Plan and the Term shall not exceed 8 years from the date of its grant.

9.4 Stock Appreciation Right Vesting.    Stock Appreciation Rights granted under this Plan shall become vested and/or exercisable at such time and in such installments during the period prior to the expiration of the Stock Appreciation Right’s Term as determined by the Committee. Unless the Committee provides otherwise, Stock Appreciation Rights shall vest in one-third (1/3) increments on the first, second and third anniversaries of the date the Stock Appreciation Right is granted, provided that the Participant is a director or employee of the Company on each applicable date. The Committee shall have the right to make the timing of the ability to exercise any Stock Appreciation Right granted under this Plan subject to continued service as a director or an employee, the passage of time and/or such performance requirements as deemed appropriate by the Committee.

9.5 Termination of Employment or Service.    Subject to Section 11 and Section 12 and unless the Committee provides otherwise, the terms of any Stock Appreciation Right granted under this Plan shall provide

(a) that if the Eligible Person to whom such Stock Appreciation Right was granted ceases to serve as a director or an employee for any reason other than death or disability, the Stock Appreciation Right shall not thereafter become exercisable to an extent greater than it could have been exercised on the date the Eligible Person’s status as an employee or director (or in the case of a director who also serves as an employee, as both an employee and director) ceased, and that on the death or disability of an Eligible Person the Stock Appreciation Right shall become fully exercisable; and (b) that the Stock Appreciation Right shall expire and cease to be exercisable upon the earlier of the expiration of the Stock Appreciation Right Term and (i) in the case of the Eligible Person’s termination of employment on account of death or disability or ceasing to serve as a director for any reason, the first anniversary of the termination of the Eligible Person’s employment or service as a director, (ii) in the case of the Eligible Person’s termination of employment on account of a termination for cause, immediately upon the termination of the Eligible Person’s employment, and (iii) in the case of the Eligible Person’s termination of employment for any reason other than the foregoing, ninety (90) days after the termination of the Eligible Person’s employment, unless such person also served as a director, in which case clause (b)(i) of this Section 9.5 shall apply.

9.6 Payment on Stock Appreciation Right.    Stock Appreciation Rights shall entitle the Participant, upon exercise of all or any part of the Stock Appreciation Rights, to surrender to the Company the portion of the Stock Appreciation Rights so exercised and to receive in exchange from the Company an amount equal to the excess of (x) the fair market value on the date of exercise of the Shares covered by the surrendered portion of the Stock Appreciation Right over (y) the initial value of the surrendered portion of the Stock Appreciation Rights. The Committee may limit the amount that the Participant will be entitled to receive upon exercise of Stock Appreciation Rights.

SECTION X—OTHER PROVISIONS APPLICABLE TO AWARDS

10.1 Transferability.    Unless the agreement or other document evidencing an Award (or an amendment thereto authorized by the Committee) expressly states that the Award is transferable as provided hereunder, no Award granted under this Plan, nor any interest in such Award, may be sold, assigned, conveyed, gifted, pledged, hypothecated or otherwise transferred any manner prior to the vesting or lapse of any and all restrictions applicable thereto, other than by will or the laws of descent and distribution. The Committee may grant an Award or amend an outstanding Award to provide that the Award is transferable or assignable (a) in the case of a transfer without the payment of any consideration, to any “family member” as such term is defined in Section 1(a)(5) of the General Instructions to Form S-8 under the 1933 Act, as such may be amended from time to time, (b) in any transfer described in clause (ii) of Section 1(a)(5) of the General Instructions to Form S-8 under the 1933 Act as amended from time to time, provided that following any such transfer or assignment the Award will remain subject to substantially the same terms applicable to the Award while held by the Participant, as modified as the Committee shall determine appropriate, and as a condition to such transfer the transferee shall execute an agreement agreeing to be bound by such terms.

10.2 Qualifying Performance Criteria.    For purposes of this Plan, the term “Qualifying Performance Criteria” shall mean any one or more of the following performance criteria, either individually, alternatively or in any combination, applied to either the Company as a whole or to a business unit or subsidiary, either individually, alternatively or in any combination, and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, in each case as specified by the Committee in the Award: (a) cash flow, (b) earnings per share (including earnings before interest, taxes and/or amortization and/or depreciation), (c) stock price, (d) return on equity, (e) total stockholder return, (f) return on capital, (g) return on assets or net assets, (h) revenue, (i) income or net income, (j) operating income or net operating income, (k) operating profit or net operating profit, (l) operating margin or profit margin, (m) return on operating revenue, (n) market share, (o) contract win, renewal or extension, (p) days sales outstanding, (q) contract bookings, (r) cost control, (s) inter-company working authorizations; (t) cash management, (u) debt reduction; (v) customer satisfaction, (w) delivery schedule, (x) cycle-time improvement, (y) productivity, (z) quality, (aa) workforce diversity, (bb) comparisons to budget items, (cc) implementation or completion of specified projects or processes, (dd) employee turnover, (ee) business unit forecast accuracy of any performance criteria, (ff) staff hiring, and/or (gg) completion of mergers or acquisitions. To the extent consistent with Code Section 162(m), the Committee shall appropriately adjust any evaluation of performance under a Qualifying Performance Criteria to exclude any of the following events that occurs during a performance period: (i) asset write-downs, (ii) litigation or claim judgments or settlements, (iii) the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results, (iv) accruals for discontinued operations, reorganization and restructuring programs and (v) any extraordinary non-recurring items as described in Accounting Principles Board Opinion No. 30 and/or in management’s discussion and analysis of financial condition and results of operations appearing in the ManTech’s annual report to stockholders for the applicable year.

10.3 Dividends.    Unless otherwise provided by the Committee, no adjustment shall be made in Shares issuable under Awards on account of cash dividends that may be paid or other rights that may be issued to the holders of Shares prior to their issuance under any Award. No dividends or dividend equivalent amounts shall accrue or be paid to any Participant with respect to the Shares subject to any Award that have not vested or been issued or that are subject to any restrictions or conditions on the record date for dividends, unless the Committee provides otherwise.

10.4 Documents Evidencing Awards.    The Committee shall, subject to applicable law, determine the date an Award is deemed to be granted, which for purposes of this Plan shall not be affected by the fact that an Award is contingent on subsequent events. The Committee or, except to the extent prohibited under applicable law, its delegate(s) may establish the terms of written or electronic agreements or other documents evidencing Awards under this Plan and may, but need not, require as a condition to any such agreement’s or document’s effectiveness that such agreement or document be executed by the Participant and that such Participant agree to such further terms and conditions as specified in such agreement or document. The grant of an Award under this Plan shall not confer any rights upon the Participant holding such Award other than such terms, and subject to such conditions, as are specified in this Plan as being applicable to such type of Award (or to all Awards) or as are expressly set forth in the agreement or other document evidencing such Award.

10.5 Tandem Stock or Cash Rights.    Either at the time an Award is granted or by subsequent action, the Committee may, but need not, provide that an Award shall contain as a term thereof, a right, either in tandem with the other rights under the Award or as an alternative thereto, of the Participant to receive, without payment to the Company, a number of Shares, cash or a combination thereof, the amount of which is determined by reference to the value of the Award.

10.6 Stock Units.    A “Stock Unit” is a bookkeeping entry representing an amount equivalent to the fair market value of one share of Common Stock. Stock Units represent an unfunded and unsecured obligation of the Company, except as otherwise provided for by the Committee. Stock Units may be issued upon exercise of Options, may be granted in payment and satisfaction of Incentive Bonus Awards and may be issued in lieu of, Performance Stock or any other Award that the Committee elects to be paid in the form of Stock Units. Unless provided otherwise by the Committee, settlement of Stock Units shall be made by issuance of Shares and shall occur within 60 days after an Employee’s termination of employment for any reason. The Committee may provide for Stock Units to be settled in cash (at the election of ManTech or the Participant, as specified by the Committee) and to be made at such other times as it determines appropriate or as it permits a Participant to choose. The amount of Shares, or other settlement medium, to be so distributed may be increased by an interest factor or by dividend equivalents, which may be valued as if reinvested in Shares. Until a Stock Unit is settled, the number of shares of Shares represented by a Stock Unit shall be subject to adjustment pursuant to Section 10 and Section 11. To the extent that a Stock Unit is subject to Code Section 409A, the terms of the Stock Unit shall be set and administered to comply with the requirements of that section.

10.7 Additional Restrictions on Awards.    Either at the time an Award is granted or by subsequent action, the Committee may, but need not, impose such restrictions, conditions or limitations as it determines appropriate as to the timing and manner of any resales by a Participant or other subsequent transfers by a Participant of any Shares issued under an Award, including without limitation (a) restrictions under an insider trading policy, (b) restrictions designed to delay and/or coordinate the timing and manner of sales by Participants, and (c) restrictions as to the use of a specified brokerage firm for such resales or other transfers.

SECTION XI—CHANGES IN CAPITAL STRUCTURE

11.1 Corporate Actions Unimpaired.    The existence of outstanding Awards (including any Options) shall not affect in any way the right and power of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations, exchanges, or other changes in the Company’s capital structure or its business, or any merger or consolidation of the Company, or any issuance of Shares or other securities or subscription rights thereto, or any issuance of bonds, debentures, preferred or prior preference stock ahead of or affecting the Shares or other securities of the Company or the rights thereof, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise. Further, except as expressly provided herein or by the Committee, (a) the issuance by the Company of shares of stock of any class of securities convertible into shares of stock of any class, for cash, property, labor or services, upon direct sale, upon the exercise of rights or warrants to subscribe therefore, or upon conversion of shares or obligations of the Company convertible into such shares or other securities, (b) the payment of a dividend in property other than Shares, or (c) the occurrence of any similar transaction, and in any case whether or not for fair value, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number of Shares subject to Options or other Awards theretofore granted or the purchase price per Share, unless the Committee shall determine in its sole discretion that an adjustment is necessary to provide equitable treatment to a Participant.

11.2 Adjustments Upon Certain Events.    If the outstanding Shares or other securities of the Company, or both, for which the Award is then exercisable or as to which the Award is to be settled shall at any time be changed or exchanged by declaration of a stock dividend, stock split, combination of shares, recapitalization, reorganization, merger, acquisition or combination or in the event of an extraordinary dividend paid in cash, debt or property, in each case as such events may be determined by the Committee to occur, the Committee may, but need not, appropriately and equitably adjust the number and kind of Shares or other securities which are subject to this Plan or subject to any Awards theretofore granted, and the exercise or settlement prices of such Awards, so as to maintain the proportionate number of Shares or other securities without changing the aggregate exercise or settlement price, provided, however, that such adjustment shall be made so as to not affect the status of any Award intended to qualify as an ISO or as “performance-based compensation” under Code Section 162(m).

SECTION XII—CORPORATE TRANSACTIONS

12.1 Assumption or Replacement of Awards by Successor.    In the event of (a) a dissolution or liquidation of ManTech, (b) a merger or consolidation in which ManTech is not the surviving corporation (other than a merger or consolidation with a wholly-owned subsidiary, a reincorporation of ManTech in a different jurisdiction, or other transaction in which there is no substantial change in the stockholders of ManTech or their relative stock holdings and the Awards granted under this Plan are assumed, converted or replaced by the successor corporation, which assumption will be binding on all Participants), (c) a merger in which ManTech is the surviving corporation but after which the stockholders of ManTech immediately prior to such merger (other than any stockholder that merges, or which owns or controls another corporation that merges, with ManTech in such merger) cease to own their shares or other equity interest in ManTech, (d) the sale of substantially all of the assets of ManTech, or (e) the acquisition, sale, or transfer of more than 50% of the outstanding shares of ManTech by tender offer or similar transaction, any or all outstanding Awards may be assumed, converted or replaced by the successor corporation (if any), which assumption, conversion or replacement will be binding on all Participants. In the alternative, the successor corporation may substitute equivalent Awards or provide substantially similar consideration to Participants as was provided to stockholders (after taking into account the existing provisions of the Awards). The successor corporation may also issue, in place of outstanding Shares of ManTech held by the Participant, substantially similar shares or other property subject to repurchase restrictions no less favorable to the Participant. In the event such successor corporation (if any) refuses to assume or substitute Awards, as provided above, pursuant to a transaction described in this Subsection 12.1, such Awards (in the case of Options, to the extent not exercised prior to the date of such transaction and in the case of all other Awards, to the extent not fully vested and free from any restrictions prior to the date of such transaction) will expire on such transaction at such time and on such conditions as the Committee determines. Notwithstanding anything in this Plan to the contrary, the Committee may, in its sole discretion, but need not, provide in the terms of an Award for alternative treatment in connection with a transaction described in this Section 12 and/or provide that the vesting of any or all Awards granted pursuant to this Plan will accelerate in connection with a transaction described in this Section 12.

12.2 Other Treatment of Awards.    Subject to any greater rights granted to Participants under the foregoing provisions of this Section 12, in the event of the occurrence of any transaction described in Section 12.1, any outstanding Awards will be treated as provided in the applicable agreement or plan of merger, consolidation, dissolution, liquidation, or sale of assets.

12.3 Assumption of Awards by the Company.    The Company, from time to time, also may substitute or assume outstanding awards granted by another company, whether in connection with an acquisition of such other company or otherwise, by either; (a) granting an Award under this Plan in substitution of such other company’s award; or (b) assuming such award as if it had been granted under this Plan if the terms of such assumed award could be applied to an Award granted under this Plan. Such substitution or assumption will be permissible if the holder of the substituted or assumed award would have been eligible to be granted an Award under this Plan if the other company had applied the rules of this Plan to such grant. In the event the Company assumes an award granted by another company, the terms and conditions of such award will remain unchanged (except that the exercise price and the number and nature of Shares issuable upon exercise of any such option will be adjusted appropriately pursuant to Code Section 424(a)). In the event the Company elects to grant a new Option rather than assuming an existing option, such new Option may be granted with a similarly adjusted exercise price.

SECTION XIII—TAXES

13.1 Withholding Requirements.    The Committee may make such provisions or impose such conditions as it may deem appropriate for the withholding or payment by a Participant of any taxes that the Committee determines are required in connection with any Award granted under this Plan, and a Participant’s rights in any Award are subject to satisfaction of such conditions.

13.2 Payment of Withholding Taxes.    Notwithstanding the terms of Section 13.1, the Committee may provide in the agreement or other document evidencing an Award or otherwise that all or any portion of the taxes required to be withheld by the Company or, if permitted by the Committee, desired to be paid by the Participant, in connection with the exercise, vesting, settlement or transfer of any Award shall or may be paid by the Company withholding shares of ManTech’s capital stock otherwise issuable or subject to such Award, by the Participant delivering previously owned shares of ManTech’s capital stock, in each case having a fair market value equal to the amount required or elected to be withheld or paid, or by a broker selected or approved by the Company paying such amount pursuant to an irrevocable commitment by the broker to deliver to the Company proceeds from the sale of the Shares issuable under the Award. Any such election is subject to such conditions or procedures as may be established by the Committee and may be subject to approval by the Committee.

SECTION XIV—AMENDMENTS OR TERMINATION

The Board may amend, alter or discontinue this Plan or any agreement or other document evidencing an Award made under this Plan but, except as provided pursuant to the anti-dilution adjustment provisions of Section 11 and the change of control provisions of Section 12, no such amendment shall, without the approval of the stockholders of ManTech materially increase the maximum number of Shares for which Awards may be granted under this Plan or change the class of persons eligible to be Eligible Employees or Participants in any material respect.

The Board may amend, alter or discontinue this Plan or any agreement evidencing an Award made under this Plan, but no amendment or alteration shall be made which would impair the rights of any Award holder, without such holder’s consent, under any Award theretofore granted, provided that no such consent shall be required if the Committee determines in its sole discretion that such amendment or alteration either (i) is required or advisable in order for the Company, this Plan or the Award to satisfy any law or regulation or to meet the requirements of any accounting standard, (ii) is not reasonably likely to significantly diminish the benefits provided under such Award, or that any such diminishment has been adequately compensated, or (iii) is deemed necessary to ensure that the Company may obtain any approval referred to in Section 15 or to ensure that the grant or exercise of any Award or any other provision of this Plan satisfies requirements for an exemption under Section 16(b) of the Exchange Act or Code Sections 162(m), 280G, 409A, 422 or 4999.

SECTION XV—COMPLIANCE WITH OTHER LAWS AND REGULATIONS

This Plan, the grant and exercise of Awards thereunder, and the obligation of the Company to sell, issue or deliver Shares under such Awards, shall be subject to all applicable federal, state and foreign laws, rules and regulations and to such approvals by any governmental or regulatory agency as may be required. The Company shall not be required to register in a Participant’s name or deliver any Shares prior to the completion of any registration or qualification of such Shares under any federal, state or foreign law or any ruling or regulation of any government body which the Committee shall determine to be necessary or advisable. This Plan is intended to constitute an unfunded arrangement for a select group of the Company’s directors and management, or other key employees.

No Option shall be exercisable unless a registration statement with respect to the Option is effective or the Company has determined that such registration is unnecessary. Unless the Awards and Shares covered by this Plan have been registered under the Securities Act of 1933, as amended, or the Company has determined that such registration is unnecessary, each person receiving an Award and/or Shares pursuant to any Award may be required by the Company to give a representation in writing that such person is acquiring such Shares for his or her own account for investment and not with a view to, or for sale in connection with, the distribution of any part thereof.

The Plan is intended to operate in compliance with the provisions of Securities and Exchange Commission Rule 16b-3 and to facilitate compliance with, and optimize the benefits from, Code Section 162(m) and Code Section 409A. The terms of this Plan are subject to all present and future regulations and rulings of the Secretary of the Treasury of the United States or his or her delegate relating to the qualification of ISOs under the Code. If any provision of the Plan conflicts with any such regulation or ruling, then that provision of the Plan shall be void and of no effect.

SECTION XVI—OPTION GRANTS AND AWARDS BY SUBSIDIARIES

In the case of a grant of an Option or other Award granted to any Eligible Person employed by a subsidiary, such grant may, if the Committee so directs, be implemented by the Company issuing any subject Shares to the subsidiary, for such lawful consideration as the Committee may determine, upon the condition or understanding that the subsidiary will transfer the Shares to the Participant in accordance with the terms of the Option or other Award specified by the Committee pursuant to the provisions of this Plan. Notwithstanding any other provision hereof, such Option or other Award may be issued by and in the name of the subsidiary and shall be deemed granted on such date as the Committee shall determine.

SECTION XVII—NO RIGHT TO COMPANY EMPLOYMENT OR

SERVICE AS A DIRECTOR

Nothing in this Plan or as a result of any Award granted pursuant to this Plan shall confer on any individual any right to continue in the employ of the Company or as a director of the Company or interfere in any way with the right of the Company to terminate an individual’s employment or service as a director at any time. The agreements or other documents evidencing Awards may contain such provisions as the Committee may approve with reference to the effect of approved leaves of absence.

SECTION XVIII—LIABILITY OF COMPANY

The Company shall not be liable to a Participant, an Eligible Person or other persons as to:

(a) The Non-Issuance of Shares.    The non-issuance or sale of shares as to which the Company has been unable to obtain from any regulatory body having jurisdiction the authority deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any shares hereunder; and

(b) Tax Consequences.    Any tax consequence expected, but not realized, by any Participant, Eligible Person or other person due to the receipt, exercise or settlement of any Option or other Award granted hereunder.

SECTION XIX—EFFECTIVENESS AND EXPIRATION OF PLAN

This Restatement of the Plan shall be effective as of June 7, 2006 if approved by shareholders of the Company. No Awards shall be granted pursuant to this Plan more than ten (10) years after the effective date of this Plan.

SECTION XX—NON-EXCLUSIVITY OF PLAN

Neither the adoption of this Plan by the Board nor the submission of this Plan to the stockholders of the Company for approval shall be construed as creating any limitations on the power of the Board or the Committee to adopt such other incentive arrangements as either may deem desirable, including without limitation, the granting of restricted stock or stock options otherwise than under this Plan, and such arrangements may be either generally applicable or applicable only in specific cases.

SECTION XXI—GOVERNING LAW

This Plan and any agreements or other documents hereunder shall be interpreted and construed in accordance with the laws of the Commonwealth of Virginia and applicable federal law. Unless otherwise provided in the document or other agreement evidencing an Award, any dispute as to any Award shall be presented and determined exclusively in a state court in the Commonwealth of Virginia. Any reference in this Plan or in the agreement or other document evidencing any Award to a provision of law or to a rule or regulation shall be deemed to include any successor law, rule or regulation of similar effect or applicability.

Appendix B

MANTECH INTERNATIONAL CORPORATION

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS – JUNE 6, 2006

(This Proxy is solicited by the Board of Directors of the Company)

The undersigned stockholder of ManTech International Corporation hereby appoints George J. Pedersen and Robert A. Coleman, or either of them, his/her true and lawful agents and proxies, each with full power of substitution, to represent and to vote as specified in this proxy all Common Stock of the Company that the undersigned stockholder would be entitled to vote if present in person at the Annual Meeting of Stockholders of ManTech International Corporation to be held at The Hyatt Fair Lakes, 12777 Fair Lakes Circle, Fairfax, Virginia 22033, on Tuesday, June 6, 2006 at 11 a.m. (EDT).

WHEN THIS PROXY IS PROPERLY EXECUTED, THE SHARES TO WHICH THIS PROXY RELATES WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, THE SHARES TO WHICH THIS PROXY RELATES WILL BE VOTED “FOR ALL NOMINEES” WITH RESPECT TO THE ELECTION OF DIRECTORS IN PROPOSAL 1, “FOR” THE ADOPTION OF OUR 2006 MANAGEMENT INCENTIVE PLAN IN PROPOSAL 2 AND “FOR” THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP IN PROPOSAL 3, AND THIS PROXY AUTHORIZES THE ABOVE DESIGNATED PROXIES TO VOTE IN THEIR DISCRETION ON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF TO THE EXTENT AUTHORIZED BY RULE 14a-4(c) PROMULGATED UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

(Continued and to be signed on the reverse side)

MANTECH INTERNATIONAL CORPORATION

The Board of Directors recommends a vote “FOR ALL NOMINEES” for directors in Proposal 1 and “FOR” Proposal 2 and Proposal 3. Please sign, date and return promptly in the enclosed envelope.

Please mark your vote in blue or black ink as shown here ■

1. PROPOSAL 1 –Election of Directors

❒ FOR all nominees	NOMINEES

❒George J. Pedersen

❒ WITHHOLD AUTHORITY for all nominees.	❒Richard L. Armitage

❒Barry G. Campbell

❒ FOR ALL EXCEPT (See instructions below).	❒Robert A. Coleman

❒Walter R. Fatzinger, Jr.

❒David E. Jeremiah

❒Richard J. Kerr

❒Stephen W. Porter

❒Paul G. Stern

(INSTRUCTION:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold as shown here ■

2. PROPOSAL 2 –	Approve the adoption of our 2006 Management Incentive Plan.

❒ FOR	❒ AGAINST	❒ ABSTAIN

3. PROPOSAL 3 –	Ratify the appointment of Delotte & Touche LLP to serve as the Company’s independent auditors for the fiscal year ending December 31, 2006.

❒ FOR	❒ AGAINST	❒ ABSTAIN

4.	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting or any adjournment thereof.

The undersigned acknowledges receipt of the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement, in which Proposals 1, 2 and 3 are fully explained.

PLEASE MARK, SIGN, DATE AND RETURN THIS CARD PROMPTLY USING THE ENCLOSED RETURN ENVELOPE.

Signature: _________________	Signature (if held jointly): _________________	Date: ___________________

Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as an executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.